Exhibit 10.08

CERTAIN INFORMATION IN THIS EXHIBIT, MARKED BY [****], HAS BEEN EXCLUDED. SUCH EXCLUDED INFORMATION IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

CERTAIN PERSONAL INFORMATION IN THIS EXHIBIT, MARKED BY [XXXXX] HAS BEEN EXCLUDED.

SHARE PURCHASE AND SALE AGREEMENT

among

MIGUEL ÁNGEL MORKIN

JULIÁN BENDER

EZEQUIEL SCULLI

LAUTARO SCHIAFFINO

REMAINING SHAREHOLDERS

and

EMPLOYEES WITH EQUITY

(“Sellers”)

and

ZENVIA MOBILE SERVIÇOS DIGITAIS S.A.

(“Buyer”)

and

MIGUEL ÁNGEL MORKIN, as Shareholder Representative

(“Shareholder Representative”)

with

RODATI MOTORS CORPORATION

RODATI MOTORS CENTRAL DE INFORMAÇÕES DE VEÍCULOS AUTOMOTORES LTDA.

RODATI SERVICES S.A.

RODATI SERVICIOS, S.A. DE C.V.

(“Companies”)

as intervening party

Dated as of July 24, 2020

This Share Purchase and Sale Agreement entered into this July 24, 2020, by and among:

On the one side, as sellers (jointly designated as “Sellers”):

1.	MIGUEL ÁNGEL MORKIN, an Argentinean citizen, single, industrial engineer, bearer of the Argentinean Passport No. [XXXXX], resident and domiciled in [XXXXX] (“Miguel”);

2.	JULIÁN BENDER, an Argentinean citizen, single, lawyer, bearer of the Argentinean Passport No. [XXXXX], resident and domiciled in [XXXXX] (“Julián”);

3.	EZEQUIEL SCULLI, an Argentinean citizen, single, systems engineer, bearer of the Argentinean Passport No. [XXXXX], resident and domiciled in [XXXXX] (“Ezequiel”);

4.	LAUTARO SCHIAFFINO, an Argentinean citizen, single, industrial engineer, bearer of the Argentinean Passport No. [XXXXX], resident and domiciled in [XXXXX] (“Lautaro” and, jointly with Miguel, Julián and Ezequiel, the “Managing Shareholders”);

5.	REMAINING SHAREHOLDERS, shareholders of the Company, as defined below, who/which are identified in Exhibit A and are parties of this Agreement, assuming all obligations and rights provided hereunder, herein represented by its authorized legal representatives (jointly the “Remaining Shareholders”); and

6.	EMPLOYEES WITH EQUITY, shareholders of the Company, as defined below, who are identified in Exhibit B and are parties of this Agreement, assuming all obligations and rights provided hereunder (jointly the “Other Employees”), and, on the other side, as buyer (“Buyer” or “Zenvia”):

7.	ZENVIA MOBILE SERVIÇOS DIGITAIS S.A., a corporation with head offices in the city of Porto Alegre, State of Rio Grande do Sul, Brazil, at Avenida Dr. Nilo Peçanha, 2900, 14º andar, Chácara das Pedras, CEP 91330-001, enrolled with the Federal Taxpayer Registration under CNPJ/ME No. 14.096.190/0001-05, herein represented by its duly authorized legal representatives, according to its Bylaws, and, also:

8.	MIGUEL (as defined above), solely in his capacity as the Shareholder Representative (defined below);

9.	RODATI MOTORS CORPORATION, a corporation incorporated and existing according to the laws of the State of Delaware, with registered offices at 3500 South Dupont Highway, Dover, County of Kent, Delaware, United States of America, Delaware registration number 5472663, herein represented by its duly authorized legal representatives according to its Bylaws (“Company” or “Rodati US”);

10.	RODATI MOTORS CENTRAL DE INFORMAÇÕES DE VEÍCULOS AUTOMOTORES LTDA., a limited liability company with head offices in the city of São Paulo, State of São Paulo, Brazil, at Avenida das Nações Unidas, 14.261, Vila Gertrudes, enrolled with the Federal Taxpayer Registration under CNPJ/ME No. 20.393.119/0001-89, herein represented by its duly authorized legal representatives according to its Articles of Association (“Rodati Brazil”);

11.	RODATI SERVICES S.A., a corporation incorporated and existing according to the laws of Argentina, with head offices at Superí 1456, Buenos Aires, Argentina, enrolled with the CUIT 30714474681, herein represented by its duly authorized legal representatives according to its Bylaws (“Rodati Argentina”); and

12.	RODATI SERVICIOS, S.A. DE C.V., a corporation incorporated and existing according to the laws of Mexico, with head offices at Calle Paseo de Anahuac #85, Colonia Paseo de las Palmas, Municipio Huixquilucan, Mexico City, Mexico, enrolled with the RFC: RSE1712128C9, herein represented by its duly authorized legal representatives according to its Bylaws (“Rodati Mexico” and, jointly with Rodati Brazil and Rodati Argentina, the “Subsidiaries”),

Rodati US and Subsidiaries are jointly referred to as the “Companies”.

Sellers, Buyer and Companies are hereinafter jointly referred to as “Parties” and, individually, as “Party”.

W I T N E S S E T H:

A.	WHEREAS the Sellers, on the date hereof, jointly hold the totality of one hundred per cent (100%) of the issued and outstanding shares of capital stock of the Company and in such classes, series and amounts provided in Exhibit C (the “Rodati US Shares”);

B.	WHEREAS the Company holds the majority equity interest of the capital of the Subsidiaries and the Managing Shareholders hold the minority equity interest of the capital of the Subsidiaries, according to the proportions provided in Exhibit D;

C.	WHEREAS the Parties have executed a Binding Offer on June 25, 2020 (“Binding Offer”), through which the Parties have agreed on certain conditions for the proposed acquisition of the Shares from the Sellers and from the Managing Shareholders, as applicable, which conditions shall be superseded and replaced in their entirely by the terms of this Agreement;

D.	WHEREAS, on the one side, subject to the terms of this Agreement, the Sellers desire to sell, assign and transfer the Shares to the Buyer and, on the other side, the Buyer desires to acquire directly the Rodati US Shares;

E.	WHEREAS, on the one side, subject to the terms of this Agreement, the Managing Shareholders agree to assign and transfer the totality of the minority participation that they own of the capital of the Subsidiaries to the Buyer and, on the other side, the Buyer desires to acquire the minority shares of the capital of the Subsidiaries (“Minority Shares” and, jointly with Rodati US Shares, are hereinafter referred to as “Shares”); and

F.	WHEREAS, Buyer and Sellers wish to establish the terms and conditions under which the Shares will be sold by Sellers and purchased by Buyer,

NOW, THEREFORE, the Parties decide to enter into this Share Purchase and Sale Agreement (“Agreement”), in accordance with the following sections, representations, warranties, covenants, agreements and conditions:

1.	Definitions.

1.1      When used in this Agreement, including in the preamble above, the following terms, when capitalized, shall have the respective meanings ascribed to them in this Section 1.1, which shall be equally applicable to both the singular and plural forms:

“Accounting Rules” shall mean International Financial Reporting Standards (IFRS) issued by the International Accounting Standards Board (IASB) and contained in the Applicable Law that are applicable to the circumstances of the date of determination, consistently applied.

“Adjustment Date Balance Sheet” shall mean the consolidated balance sheet of the Company dated as of June 30, 2020.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, whether through ownership of voting securities or otherwise. For this purpose, and without limiting the foregoing, (a) any Person or group of Persons owning more than fifty percent (50%) of the outstanding voting securities of any other Person, and (b) any Person having the right to direct the management and policies of any other Person, shall be deemed to control such other Person.

“Agreement” shall mean this Share Purchase and Sale Agreement.

“Aggregate Holdback Amount” shall mean shall mean the sum of (i) the Ezequiel Holdback Amount, plus (ii) the Lautaro Holdback Amount, plus (iii) the Julian Holdback Amount, plus (iv) the Miguel Holdback Amount, plus (v) the Final Installment, in each case as expressed in United States Dollars (USD $).

“Annual Interest Rate” shall have the meaning ascribed to it in Section 2.5.2.

“Annualized Adjusted Gross Margin” shall mean gross revenue originated from the Companies’ platform minus applicable sales taxes, minus applicable sales cancellations minus Variable Costs of the Companies’ platform of the previous 6 months multiplied by 2.

“Annualized Gross Margin Dispute Items” shall have the meaning ascribed to it in Section 2.7.3.2.

“Annualized Gross Margin Dispute Notice” shall have the meaning ascribed to it in Section 2.7.3.1.

“Applicable Law” shall mean all laws, decrees, rules, regulations and other legal dispositions (including, without limitation, regulatory rules applicable to the Business), as well as all judicial or administrative orders, judgments and decrees, applicable, as the circumstances indicate, to the Companies and the Business, to one or more of the Parties, or to a particular Person or Persons.

“Appraiser” shall have the meaning ascribed to it in Section 3.2.2(b).

“Arbitration Center” shall have the meaning ascribed to it in Section 12.1.

“Assets” shall mean all assets of the Companies used to conduct the Business, including, without limitation (a) the Sirena app; (b) all agreements with clients of the Business; (c) all Intellectual Property Rights used by the Companies in the conduction of the Business; (d) all permits and authorization necessary for the conduction of the Business; (e) all books and records relating to the Business; and (f) all Employee and Companies’ consultants and service providers contracts and agreements to which one of the Companies is a party.

“Balance Sheet Report” shall have the meaning ascribed to it in Section 3.2.

“Basket Threshold” shall have the meaning ascribed to it in Section 9.1.1.3.

“Binding Offer” shall have the meaning set forth in the preamble of this Agreement.

“Business” shall mean the (a) management of Sirena app through the use of WhatsApp Inc.’s platform; and (b) any industry-agnostic software development company whose main features are to help organize, distribute, and simplify messaging communication between the company and its contacts, and which the main market is organizations of Latin America, in each case as conducted by the Companies as of the Closing Date.

“Business Day” shall mean a day on which banks are open for business in (a) São Paulo-SP, Brazil; (b) Delaware, United States of America, (c) Buenos Aires, Argentina; and (d) Mexico City, Mexico.

“Buyer” shall have the meaning set forth in the preamble of this Agreement.

“Buyer Losses” shall mean any loss, liability, deficiency, direct or indirect damage, disbursement, expense or cost (including reasonable and documented legal and audit expenses) which Buyer may suffer or may be indirectly affected as shareholder of the Companies, sustain or become subject to: (a) as a result of: (i) any breach (including any misrepresentation) of the representations and warranties of the Companies and Sellers contained in Sections 6 and 7, respectively, of this Agreement, (ii) any breach of, or failure to perform, any covenant of the Sellers contained in this Agreement, (iii) any Liabilities of the Companies, not included in the Final Working Capital, occurred on or before the Closing Date, regardless of any disclosure by the Sellers or by the Companies in this Agreement, in its Exhibits, in the Disclosure Schedules, in the Data Room, in the Financial Statements, in the due diligence documents or otherwise, but in each of the foregoing cases only in the event and to the extent that any such Liabilities are initiated and directly result from a Third Party Claim, and not only from any internal review, investigation, audit or other evaluation or action by Buyer or its Affiliates, representatives or advisors (which Liabilities not associated with a Third Party Claim shall not be included in this part (a)(iii) of “Buyer Losses”), or (iv) any Other Companies’ Liabilities (with Buyer Losses described in the foregoing clauses (iii) and / or (iv), “Specified Buyer Losses”); or (b) any Third Party Claims resulting from (i) any event mentioned in (a) above, or (ii) any other event related to the Companies or to the Business, in this last case, which triggering event has occurred until (and including) the Closing Date, regardless of the date that the Loss effectively materializes (that is, Losses materialized after the Closing Date, relating to triggering events attributed to the Companies and/or to the Sellers prior to the Closing Date, shall be considered as Buyer Losses) and which events result in any breach (including any misrepresentation) of the representations and warranties of the Companies and Sellers in Sections 6 and 7, respectively, of this Agreement. For the avoidance of doubt, any Specified Buyer Losses arising from any Liabilities of the Companies not included in the Final Working Capital, as provided for in part (a)(iii) of “Buyer Losses”, shall be fully considered as Buyer Losses for purposes of this Agreement, which means that if the Final Working Capital provides for a provisioned amount of any Specified Buyer Loss and the amount of the Specified Buyer Loss becomes higher than the provisioned amount of the Final Working Capital once such Specified Buyer Loss is finally resolved, as long as there are no procedures or claims pending final decision (“Exceeded Amount”), the Exceeded Amount shall be considered a Buyer Loss for all purposes of this Agreement.

“Buyer’s Fundamental Representation and Warranties” shall have the meaning ascribed to it in Section 9.2.1.

“Calculation Period” shall mean the period beginning on the Closing Date and ending on the twenty-four (24) month anniversary of the Closing Date.

“Cash” shall mean cash, available cash, cash equivalents (bank deposits and/or investments) and marketable securities.

“Cash-in Investment for Ordinary Course of Business” shall mean any necessary cash investment necessary in the Companies to be made by the Buyer within ninety (90) days after the Closing Date to cover any insufficiency of funds of Cash necessary to conduct the Companies’ Business in the ordinary course within such 90-day period, which investment will be considered a Cash-in Investment for all purposes of this Agreement.

“Cash Balance” shall have the meaning ascribed to it in Section 2.3.3.

“Cash-in Investment” shall have the meaning set forth in Section 2.7 of this Agreement.

“Cash-out Payment of the Other Employees” shall have the meaning ascribed to it in Section 2.6.

“Cash-out Valuation” shall mean [****].

“Cause” shall mean: (a) the refusal or material failure of the applicable Managing Shareholder to comply with their main duties and responsibilities as a service provider of the Buyer or the Companies and in the event such failure or refusal is not remedied within twenty (20) days after a written notice regarding the matter is sent by the Buyer with reasonable ways to remedy such problem(s); (b) the embezzlement by the applicable Managing Shareholder of any resources or assets of the Companies and the Buyer; (c) the excessive use by the applicable Managing Shareholder of alcohol or illegal substances that materially interferes in the performance of such Managing Shareholder’s duties and obligations in relation to the Buyer and the Companies and in the event such interference is not remedied within twenty (20) days after a written notice regarding the matter is sent by the Buyer with reasonable ways to remedy such interference; (d) the conviction of the applicable Managing Shareholders by any court, or the guilty confession by the applicable Managing Shareholder, regarding crimes involving moral turpitude, fraud, misappropriation, dishonesty, robbery or theft; (e) the material non-compliance by the applicable Managing Shareholder of the internal policies of the Buyer and the Companies, as well as the policies against discrimination or sexual or racial harassment, in the event such non-compliance is not remedied (if possible) within twenty (20) days after a written notice regarding the matter is sent by the Buyer or the Companies to such Managing Shareholder; (f) the practice, by the applicable Managing Shareholder, of any gross negligence or willful and serious misconduct, that is, or would reasonably be expected to be, materially injurious to the financial condition, business reputation, operations or commercial relations of the Buyer, the Companies or its Affiliates; or (g) any material breach of this Agreement by the applicable Managing Shareholder or of such Managing Shareholder’s Services Agreement, in each case if such breach is not cured within twenty (20) days after written notice thereof to such Managing Shareholder is sent by the Buyer or the Companies.

“Change of Control” shall mean the transfer of control of Buyer to a Third Party, including without limitation the sale or transfer of shares or other securities representing more than fifty percent (50%) of the Buyer’s then outstanding voting securities.

“Closing” means the conclusion of the purchase of the Shares by the Buyer.

“Closing Balance Sheet” shall mean the consolidated estimated balance sheet of the Company reflecting the Company’s good faith estimates of its financials as of June 30, 2020 (the “Closing Balance Sheet Date”).

“Closing Date” shall mean the date that the Closing occurs, which shall be the date of execution of this Agreement, as provided in Section 5.1.

“Closing Date Price Per Share” shall mean an amount expressed in United States Dollars (USD $) and equal to the quotient of (i) the Closing Date Purchase Price, divided by (ii) the Fully Diluted Rodati US Shares.

“Closing Date Purchase Price” shall mean an amount expressed in United States Dollars (USD $), and with respect to payments thereof after the Closing Date, and equal to (i) the Cash-out Valuation, and (ii) (A) plus the amount of the Working Capital Overage as set forth on the Closing Balance Sheet (and so assuming the Closing were to occur on the Closing Balance Sheet Date) (the “Closing Date Working Capital Overage”), or (B) minus the amount of the Working Capital Underage as set forth on the Closing Balance Sheet (and so assuming the Closing were to occur on the Closing Balance Sheet Date) (the “Closing Date Working Capital Underage”).

“Confidential Information” shall have the meaning set forth in Section 11.1 of this Agreement.

“Companies” shall have the meaning set forth in the preamble of this Agreement.

“Company” shall have the meaning set forth in the preamble of this Agreement.

“Contingencies Costs” shall have the meaning ascribed to it in Section 4.3.

“Converted Outstanding Payment” shall have the meaning ascribed to it in Section 2.3.2.

“Data Room” shall mean the electronic data room maintained by the Companies prior to the Closing for purposes of sharing due diligence materials on the Companies to Buyer and Buyer’s representatives, a copy of which shall be delivered to Buyer by the Shareholder Representative for record keeping purposes promptly following the Closing.

“Date of the Financial Statements” shall mean June 30, 2020.

“Debts” shall mean all of the indebtedness of the Companies for money borrowed, including all obligations owing to financial institutions or other Persons for loans, letters of credit, or guaranties, Simple Agreement for Future Equity (SAFEs), including the debts listed in Exhibit 5.1(i), in each case other than any intercompany debt between the Companies, and current liabilities included in the definition of Working Capital below..

“Earn-out Notice” shall have the meaning ascribed to it in Section 2.8.3.

“Earn-out Payment” shall have the meaning ascribed to it in Section 2.7.

“Earn-out Period” shall mean the period of time beginning on the Closing Date and ending on and including the twenty-four (24) month anniversary date of the Closing Date.

“Earn-out Shareholders” shall mean the Managing Shareholders and the Other Employees.

“Employees” shall mean all current employees of the Companies.

“Encumbrances” shall mean all security interests, judgments, liens, pledges, adverse claims, charges, escrows, options, warrants, rights of first refusal, rights of first offer, mortgages, indentures, security interests, or other agreements, arrangements conditioning or restricting transfer, or encumbrances.

“Escrow Account” shall have the meaning ascribed to it in Section 4.4.

“Escrow Account Trigger Amount” shall have the meaning ascribed to it in Section 9.1.1.4.

“Escrow Amount” shall have the meaning ascribed to it in Section 4.4.

“Escrow Period” shall have the meaning ascribed to it in Section 4.4.

“Expense Fund Amount” shall mean an amount as expressed in United States Dollars (USD $) and equal to [*****].

“Expense Fund Pro-Rata Share” shall mean, as applied to any Indemnifying Shareholder, an amount equal to the product of (i) the Expense Fund Amount, multiplied by (ii) such Indemnifying Shareholder’s Indemnification Pro-Rata Share.

“Ezequiel” shall have the meaning set forth in the preamble of this Agreement.

“Ezequiel’s Cash-out Payment” shall have the meaning ascribed to it in Section 2.3(c).

“Ezequiel’s Final Cash-out Payment in Cash” shall have the meaning ascribed to it in Section 2.3(c).

“Ezequiel’s Outstanding Cash-out Payment” shall have the meaning ascribed to it in Section 2.3(c).

“Ezequiel’s Share Subscription Grant” shall have the meaning ascribed to it in Section 2.3(c).

“Ezequiel’s Upfront Cash-out Payment” shall have the meaning ascribed to it in Section 2.3(c).

“Executive Bonuses” shall have the meaning ascribed to it in Section 2.3.7.

“Final Installment” shall have the meaning ascribed to it in Section 2.5(d).

“Final Cash-out Payment in Cash” shall have the meaning ascribed to it in Section 2.3.1.

“Final Working Capital” shall have the meaning ascribed to it in Section 3.1.

“Financial Statements” shall mean the balance sheet, the income statement, the statement of cash flows and the equity statement of the Companies dated as of June 30, 2020.

“First Adjusted Earn-out Payment” shall have the meaning ascribed to it in Section 2.7.

“First Annualized Gross Margin” shall have the meaning ascribed to it in Section 2.7.

“First Earn-out Payment” shall have the meaning ascribed to it in Section 2.7.1.

“First Earn-out Period” shall have the meaning ascribed to it in Section 2.7.

“Fully Diluted Rodati US Shares” means 37,206,961 shares of Common Stock and Preferred Stock of Rodati US.

“Gross Debt” shall have the meaning ascribed to it in Section 2.3.3.

“Holdback Amount” shall mean, with respect to (i) Ezequiel, the Ezequiel Holdback Amount, (ii) Lautaro, the Lautaro Holdback Amount, (iii) Julian, the Julian Holdback Amount, and (iv) Miguel, the Miguel Holdback Amount.

“Indemnifying Shareholders” shall mean the Managing Shareholders and the Remaining Shareholders.

“Intellectual Property Rights” shall mean all intellectual property rights, including, without limitation, rights in trademarks, patents, trade names, domain names, copyrights, trade secrets, know how, information, proprietary rights and processes.

“Indemnification Pro-Rata Share” shall mean, as applied to any Indemnifying Shareholder, but subject to the terms hereof which require a Managing Shareholder’s indemnification obligations to be joint and several with the indemnification obligations of the other Managing Shareholders in connection with Unpaid Obligations, the quotient of (i) the number of Fully Diluted Rodati US Shares owned by such Indemnifying Shareholder as of immediately prior to the effective time of the Closing, divided by (ii) the Fully Diluted Rodati US Shares, and with the Indemnification Pro-Rata Share of each Indemnifying Shareholder described on Exhibit 1.1B attached hereto.

“Indemnified Party” shall mean any Party which is entitled to receive indemnification for Losses from any other Party, as provided in Sections 9 and 10.

“Indemnifying Party” shall mean any Party which is required to pay indemnification for Losses incurred by any other Party, as provided in Sections 9 and 10.

“IPO” shall mean the Buyer’s conversion into a public held company by an initial public offer of equity securities of the Buyer on an securities exchange and authorized by the applicable exchange’s securities commission.

“Joint Determination” shall have the meaning ascribed to it in Section 3.2.2(a).

“Joint Determination Period” shall have the meaning ascribed to it in Section 3.2.2(a).

“Julian” shall have the meaning set forth in the preamble of this Agreement.

“Julian’s Cash-out Payment” shall have the meaning ascribed to it in Section 2.3(b).

“Julian’s Final Cash-out Payment in Cash” shall have the meaning ascribed to it in Section 2.3(b).

“Julian’s Outstanding Cash-out Payment” shall have the meaning ascribed to it in Section 2.3(b).

“Julian’s Share Subscription Grant” shall have the meaning ascribed to it in Section 2.3(b).

“Julian’s Upfront Cash-out Payment” shall have the meaning ascribed to it in Section 2.3(b).

“Key Employees” shall mean all employees of the Companies that are essential for the Companies to continue operating their respective Businesses and operations in the ordinary course of business as of the Closing Date.

“Lautaro” shall have the meaning set forth in the preamble of this Agreement.

“Lautaro’s Cash-out Payment” shall have the meaning ascribed to it in Section 2.3(d).

“Lautaro’s Final Cash-out Payment in Cash” shall have the meaning ascribed to it in Section 2.3(d).

“Lautaro’s Outstanding Cash-out Payment” shall have the meaning ascribed to it in Section 2.3(d).

“Lautaro’s Share Subscription Grant” shall have the meaning ascribed to it in Section 2.3(d).

“Lautaro’s Upfront Cash-out Payment” shall have the meaning ascribed to it in Section 2.3(d).

“Liabilities” shall mean all debts, liabilities or other form of obligations (whether accrued, absolute, contingent or unliquidated) collectable by Third Parties owed by the Companies. The definition includes, without limitation, debts originated from loans, accounts payable, Taxes payable, expenses and provisions for the payment of vacations and other benefits to Employees or former Employees.

“Liquidation Event” shall mean Buyer’s Change of Control, IPO, merger, amalgamation of the Buyer or the substantial transfer or disposition of all or substantially all of its assets.

“Lock-up” shall have the meaning ascribed to it in Section 2.4.

“Lock-up Fine” shall have the meaning ascribed to it in Section 2.4.1.

“Losses” shall mean, as the circumstances indicate, the Sellers Losses and/or Buyer Losses.

“Managing Shareholders” shall have the meaning set forth in the preamble of this Agreement.

“Miguel” shall have the meaning set forth in the preamble of this Agreement.

“Miguel’s Cash-out Payment” shall have the meaning ascribed to it in Section 2.3(a).

“Miguel’s Final Cash-out Payment in Cash” shall have the meaning ascribed to it in Section 2.3(a).

“Miguel’s Outstanding Cash-Out Payment” shall have the meaning ascribed to it in Section 2.3(a).

“Miguel’s Share Subscription Grant” shall have the meaning ascribed to it in Section 2.3(a).

“Miguel’s Upfront Cash-out Payment” shall have the meaning ascribed to it in Section 2.3(a).

“Minimum Earn-out Amount” shall have the meaning ascribed to it in Section 2.7.

“Minority Shares” shall have the meaning set forth in the preamble of this Agreement.

“Monetary Correction Index” shall have the meaning ascribed to it in Section 1.4.3.

“Notice of Liquidation Event” shall have the meaning ascribed to it in Section 1.4.10.

“Option Shares” shall have the meaning ascribed to it in Section 1.4.7.

“Other Companies’ Liabilities” shall mean any Brazil-based Liabilities of any Brazilian Affiliates of, or other Brazilian companies owned by, the Sellers (other than the Companies), occurred on, before or after the Closing Date, regardless of any disclosure by the Sellers in this Agreement, in its Exhibits, in the Disclosure Schedules, in the Financial Statements, in the due diligence documents or otherwise, and shall not mean any Liabilities originating outside of Brazil for purposes exclusively of this concept of Other Companies’ Liabilities.

“Other Employees” shall have the meaning set forth in the preamble of this Agreement and shall mean the Sellers who are as indicated in Exhibit E.

“Outstanding Cash-out Payment” shall have the meaning ascribed to it in Section 2.3.1.

“Parties” shall have the meaning set forth in the preamble of this Agreement.

“Person” shall mean any individual or legal entity, government, association, governmental entity or any other body corporate with legal capacity recognized by any Applicable Law.

“Proprietary Information and Inventions Agreement” shall have the meaning ascribed to it in Section 6.11.

“Pro-Rata Closing Date Purchase Price” shall mean, as applied to any Seller, the product of (i) the Closing Date Price Per Share, multiplied by (ii) the aggregate Fully Diluted Rodati US Shares owned by such Seller as of immediately prior to the effective time of the Closing.

“Purchase and Sale Transaction” shall have the meaning set forth in Section 2.2 of this Agreement.

“Purchase Price” shall mean the Closing Date Purchase Price, subject to adjustment in accordance with the terms of this Agreement.

“Purchase Price Adjustment” shall have the meaning set forth in Section 3.1 of this Agreement.

“Purchase Price Adjustment Date” shall have the meaning set forth in Section 3.2.

“Purchase Price Payment Date” shall have the meaning set forth in Section 3.2.3 of this Agreement.

“Reasonable Cause” shall mean with respect to a Managing Shareholder, (i) the relocation of the principal office of the Buyer, Company or Subsidiary where such Managing Shareholder works such that such Managing Shareholder’s daily commute is increased by at least thirty (30) miles each way without the written consent of such Managing Shareholder; (ii) the material reduction of such Managing Shareholder’s annual base salary or employee benefits without the prior consent of such Managing Shareholder; or (iii) the material diminution in such Managing Shareholder’s duties, authority or responsibilities without the prior consent of such Managing Shareholder, other than changes in duties, authority or responsibilities resulting from the Founder’s gross misconduct; or (iv) a proven illness or serious injury resulting in permanent impairment of a body function or permanent damage to body structure or mental disability of such Managing Shareholder.

“Related Party” shall have the meaning ascribed to it in Section 6.23.

“Release of the Earnings Amounts” shall have the meaning set forth in Section 4.6 of this Agreement.

“Remaining Shareholders” shall have the meaning set forth in the preamble of this Agreement.

“Restrictive Covenants Fine” shall have the meaning ascribed to it in Section 11.5.

“Rodati Argentina” shall have the meaning set forth in the preamble of this Agreement.

“Rodati Brazil” shall have the meaning set forth in the preamble of this Agreement.

“Rodati Mexico” shall have the meaning set forth in the preamble of this Agreement.

“Rodati US” shall have the meaning set forth in the preamble of this Agreement.

“Second Adjusted Earn-out Payment” shall have the meaning ascribed to it in Section 2.7.

“Second Annualized Gross Margin” shall have the meaning ascribed to it in Section 2.7.

“Second Earn-out Payment” shall have the meaning ascribed to it in Section 2.7.2.

“Second Earn-out Period” shall have the meaning ascribed to it in Section 2.7.

“Second Installment” shall have the meaning ascribed to it in Section 2.5(c).

“Sellers” shall have the meaning set forth in the preamble of this Agreement.

“Share Subscription Grant” shall have the meaning ascribed to it in Section 2.3.1.

“Shares” shall have the meaning set forth in the preamble of this Agreement.

“Shareholder Representative” shall have the meaning set forth in the ascribed to it in Section 11.8.

“Seller Pro-Rata Share” shall mean, as applied to any Seller, the quotient of (i) the number of Fully Diluted Rodati US Shares owned by such Seller as of immediately prior to the effective time of the Closing, divided by (ii) the Fully Diluted Rodati US Shares, and with the Seller Pro-Rata Share of each Seller described on Exhibit 1.1C attached hereto.

“Sellers’ Fundamental Representation and Warranties” shall mean the representations and warranties in Sections 6.1, 6.2, 6.3, Section 6.5, Section 6.13, and Section 7.1.

“Sellers Losses” shall mean any loss, liability, deficiency, direct or indirect damage, expense or cost (including reasonable legal expenses) which Sellers may suffer, sustain or become subject to: (a) as a result of: (i) any breach (including any misrepresentation) of the representations and warranties of the Buyer contained in Section 8 of this Agreement; (ii) any breach of, or failure to perform, any covenant of the Buyer contained in this Agreement; (iii) any Liabilities of the Companies, occurred after the Closing Date and which the triggering event also occurred after the Closing Date, or (iv) any Brazil-based Liabilities of any Brazilian Affiliates of the Buyer or other Brazilian companies owned by the Buyer, and shall not mean any Liabilities originating outside of Brazil; or (b) any Third Party Claims resulting from any event mentioned in (a) above.

“Services Agreement” shall have the meaning ascribed to it in Section 4.1(d).

“Subsidiaries” shall have the meaning set forth in the preamble of this Agreement.

“Target Working Capital on the Closing Date” shall mean zero US dollars (USD $0.00).

“Taxes” shall mean all taxes including National, Federal, State, local or other income tax returns in addition to charges, fees, levies or other assessments, including, without limitation, withholding, payroll, employment, social security, property or other taxes, duties, fees, assessments, contributions, including, without limitation, contributions to the Unemployment Compensation Fund (FGTS) and the National Institute of Social Security (INSS), or similar charges of any kind, including, without limitation, all interest and penalties thereon, imposed on the Companies, applicable in Argentina, Brazil, Mexico and the United States of America.

“Transactions” shall mean the transactions contemplated by this Agreement and exhibits and schedules attached hereto, including without limitation the Purchase and Sale Transaction.

“Third Party Claim” shall mean any claim, action or proceeding, judicial or administrative, for any liability which constitutes Losses, instituted against the Parties by any Third Party.

“Third Party” shall mean any Person except the Parties.

“Unpaid Obligations” shall mean the amount of Buyer Losses due and payable hereunder by a Managing Shareholder and which amount the Buyer is unable to recover from such Managing Shareholder either (i) through a set-off and deduction from such amounts otherwise payable (but not yet paid) to such Managing Shareholder by Buyer hereunder, or (ii) after Buyer has used its commercial best efforts to pursue all legal remedies available to it under Applicable Law for a period of at least one (1) year, provided that Unpaid Obligations shall not include Buyer Losses resulting from a breach of such Managing Shareholder’s personal covenants under this Agreement, such as provided in Section 11.

“Unresolved Claims” shall have the meaning ascribed to it in Section 4.2.

“Upfront Cash-out Payment of the Managing Shareholders” shall have the meaning ascribed to it in Section 2.3.1.

“Upfront Cash-out Payment of the Remaining Shareholders” shall have the meaning ascribed to it in Section 2.5(a).

“Variable Costs” shall mean the sum of costs described on Exhibit VC attached hereto.

“Working Capital” shall mean the result of the current assets of the Companies minus the current liabilities of the Companies (as expressed in United States Dollars as of the Closing Date, in each case as defined and calculated as per the Accounting Rules, provided that (i) any Debt outstanding as of the Closing Date will be also deducted (as a current liability) in such calculation, including any Debt paid by the Buyer on the Closing Date as provided for in Section 5.1(i), (ii) the current assets include accounts receivable relating to credit cards, accounts receivables, fees receivables, bad debt provisions – which have been properly addressed prior to the Closing Date using standard accounting practices, and (iii) current liabilities also include tax obligations, including any estimated tax liabilities as of the Closing Date for Federal, State, local or other tax returns, such as the taxes of the closing month, for taxes assessed monthly, and income tax and social contribution on profits monthly estimates, labor obligations, payments of management fees, or other Taxes, in each case only to the extent not otherwise paid and provided that they are accrued for on the applicable Closing Balance Sheet or Adjusted Date Balance Sheet in accordance with the Accounting Rules.

“Working Capital Overage” shall mean the amount, if any, by which the Working Capital as of the Closing Balance Sheet prepared in accordance with the Accounting Rules, exceeds the Target Working Capital on the Closing Date.

“Working Capital Underage” shall mean the amount, if any, by which the Target Working Capital on the Closing Date does not exceed the Working Capital as of the Closing Balance Sheet prepared in accordance with the Accounting Rules.

“Zenvia” shall have the meaning set forth in the preamble of this Agreement.

2.	Purchase and Sale of Shares, Purchase Price and Payment.

2.1            Ownership of the Shares. On the date hereof, the Sellers are the owners, free of any Encumbrances, of the Shares, representing one hundred percent (100%) of the outstanding shares of capital stock of the Companies, other than shares of capital stock of the Subsidiaries, which as of the date hereof are owned, free of any Encumbrances, by the Company.

2.2            Purchase and Sale. Pursuant to the clauses and conditions set forth in this Agreement, on the Closing Date, based on the Cash-out Valuation of [****], the Sellers hereby sell, transfer and assign to the Buyer, in consideration for the Purchase Price that shall be paid as provided for in this Agreement, and Buyer hereby purchases, the Shares, with all rights inherent thereto, from each and all of the Sellers (the “Purchase and Sale Transaction”). The number of Shares owned by each of the Sellers, as well as the proportion of the equity interest they hold in the capital of the Companies, are described in Exhibit C and Exhibit D of this Agreement.

2.3          Payment of the Managing Shareholders. The Managing Shareholders’ portion of the Purchase Price shall be paid to the Managing Shareholders by the Buyer as described in this Section 2.3 in consideration of the Managing Shareholders’ portion of the Purchase and Sale Transaction.

(a)	Miguel Payments. Buyer shall pay Miguel his portion of the Purchase Price as follows:

a.	an amount equal to the product of (i) forty-five percent (0.45), multiplied by (ii) Miguel’s Pro-rata Closing Date Purchase Price (“Miguel’s Cash-out Payment”) shall be paid as follows:

i.	an amount equal to (i) the product of (A) seventy-eight percent (0.78), multiplied by (B) Miguel’s Cash-out Payment, minus (ii) Miguel’s Expense Fund Pro-Rata Share, shall be paid to Miguel on the Closing Date in cash by wire transfer of immediately available funds to the bank account indicated by Miguel (“Miguel’s Upfront Cash-out Payment”);

ii.	an amount equal to Miguel’s Expense Fund Pro-Rata Share shall be paid on Miguel’s behalf to the Shareholder Representative in cash by wire transfer of immediately available funds to the bank account indicated by the Shareholder Representative;

iii.	an amount equal to the product of (i) twenty-two percent (0.22), multiplied by (ii) Miguel’s Cash-out Payment (“Miguel’s Outstanding Cash-out Payment”) shall be paid as follows: (x) the Buyer shall make a payment in cash by wire transfer of immediately available funds to the bank account indicated by Miguel, on the thirty-six (36) month anniversary date of the Closing Date in an amount at least equal to Miguel’s Outstanding Cash-out Payment, but pursuant to the calculation and formula, including the potential increase in value provided for in Section 2.3.3 below (such amount, the “Miguel’s Final Cash-out Payment in Cash”); or (y) the Buyer shall grant shares of Buyer’s capital stock in favor of Miguel in the amount at least equivalent in value to the Miguel’s Outstanding Cash-out Payment, but pursuant to the calculation and formula, including the potential increase in value, provided in Section 2.3.4 below, in case of occurrence of a Liquidation Event prior to the payment of the Miguel’s Final Cash-out Payment in Cash and in any event prior to the thirty-six (36) month anniversary date of the Closing Date (“Miguel’s Share Subscription Grant”); and

b.	an amount equal to the product of (i) fifty-five percent (0.55), multiplied by (ii) Miguel’s Pro-rata Closing Date Purchase Price (the “Miguel Minimum Earn-out Amount”) shall be paid, together with any applicable increase thereto, in accordance with Section 2.7 below; provided however that an aggregate amount equal to the product of (A) fifteen percent (0.15), multiplied by (B) Miguel’s Pro-rata Closing Date Purchase Price (the “Miguel Holdback Amount”), shall be deducted from the aggregate amount payable to Miguel under Section 2.7 below and shall be paid to Miguel, if at all, in accordance with Sections 4, 9 and 10.

(b)	Julián Payments. Buyer shall pay Julián his portion of the Purchase Price as follows:

a.	an amount equal to the product of (i) forty-five percent (0.45), multiplied by (ii) Julián’s Pro-rata Closing Date Purchase Price (“Julián’s Cash-out Payment”) shall be paid as follows:

i.	an amount equal to (i) the product of (A) seventy-eight percent (0.78), multiplied by (B) Julián’s Cash-out Payment, minus (ii) Julián’s Expense Fund Pro-Rata Share, shall be paid to Julián on the Closing Date in cash by wire transfer of immediately available funds to the bank account indicated by Julián (“Julián’s Upfront Cash-out Payment”);

ii.	an amount equal to Julián’s Expense Fund Pro-Rata Share shall be paid on Julián’s behalf to the Shareholder Representative in cash by wire transfer of immediately available funds to the bank account indicated by the Shareholder Representative;

iii.	an amount equal to the product of (i) twenty-two percent (0.22), multiplied by (ii) Julián’s Cash-out Payment (“Julián’s Outstanding Cash-out Payment”) shall be paid as follows: (x) the Buyer shall make a payment in cash by wire transfer of immediately available funds to the bank account indicated by Julián, on the thirty-six (36) month anniversary date of the Closing Date in an amount at least equal to Julián’s Outstanding Cash-out Payment, but pursuant to the calculation and formula, including the potential increase in value provided for in Section 2.3.3 below (such amount, the “Julián’s Final Cash-out Payment in Cash”); or (y) the Buyer shall grant shares of Buyer’s capital stock in favor of Julián in the amount at least equivalent in value to the Julián’s Outstanding Cash-out Payment, but pursuant to the calculation and formula, including the potential increase in value, provided in Section 2.3.4 below, in case of occurrence of a Liquidation Event prior to the payment of the Julián’s Final Cash-out Payment in Cash and in any event prior to the thirty-six (36) month anniversary date of the Closing Date (“Julián’s Share Subscription Grant”); and

b.	an amount equal to the product of (i) fifty-five percent (0.55), multiplied by (ii) Julián’s Pro-rata Closing Date Purchase Price (the “Julián Minimum Earn-out Amount”) shall be paid, together with any applicable increase thereto, in accordance with Section 2.7 below; provided however that an aggregate amount equal to the product of (A) fifteen percent (0.15), multiplied by (B) Julián’s Closing Date Purchase Price (the “Julián Holdback Amount”), shall be deducted from the aggregate amount payable to Julián under Section 2.7 below and shall be paid to Julián, if at all, in accordance with Sections 4, 9 and 10.

(c)	Ezequiel Payments. Buyer shall pay Ezequiel his portion of the Purchase Price as follows:

a.	an amount equal to the product of (i) fifty-five percent (0.55), multiplied by (ii) Ezequiel’s Pro-rata Closing Date Purchase Price (“Ezequiel’s Cash-out Payment”) shall be paid as follows:

i.	an amount equal to (i) the product of (A) eighty percent (0.80), multiplied by (B) Ezequiel’s Cash-out Payment, minus (ii) Ezequiel’s Expense Fund Pro-Rata Share, shall be paid to Ezequiel on the Closing Date in cash by wire transfer of immediately available funds to the bank account indicated by Ezequiel (“Ezequiel’s Upfront Cash-out Payment”);

ii.	an amount equal to Ezequiel’s Expense Fund Pro-Rata Share shall be paid on Ezequiel’s behalf to the Shareholder Representative in cash by wire transfer of immediately available funds to the bank account indicated by the Shareholder Representative;

iii.	an amount equal to the product of (i) twenty percent (0.20), multiplied by (ii) Ezequiel’s Cash-out Payment (“Ezequiel’s Outstanding Cash-out Payment”) shall be paid as follows: (x) the Buyer shall make a payment in cash by wire transfer of immediately available funds to the bank account indicated by Ezequiel, on the thirty-six (36) month anniversary date of the Closing Date in an amount at least equal to Ezequiel’s Outstanding Cash-out Payment, but pursuant to the calculation and formula, including the potential increase in value provided for in Section 2.3.3 below (such amount, the “Ezequiel’s Final Cash-out Payment in Cash”); or (y) the Buyer shall grant shares of Buyer’s capital stock in favor of Ezequiel in the amount at least equivalent in value to the Ezequiel’s Outstanding Cash-out Payment, but pursuant to the calculation and formula, including the potential increase in value, provided in Section 2.3.4 below, in case of occurrence of a Liquidation Event prior to the payment of the Ezequiel’s Final Cash-out Payment in Cash and in any event prior to the thirty-six (36) month anniversary date of the Closing Date (“Ezequiel’s Share Subscription Grant”); and

b.	an amount equal to the product of (i) forty-five percent (0.45), multiplied by (ii) Ezequiel’s Pro-rata Closing Date Purchase Price (the “Ezequiel Minimum Earn-out Amount”) shall be paid, together with any applicable increase thereto, in accordance with Section 2.7 below; provided however that an aggregate amount equal to the product of (A) fifteen percent (0.15), multiplied by (B) Ezequiel’s Pro-rata Closing Date Purchase Price (the “Ezequiel Holdback Amount”), shall be deducted from the aggregate amount payable to Ezequiel under Section 2.7 below and shall be paid to Ezequiel, if at all, in accordance with Sections 4, 9 and 10.

(d)	Lautaro Payments. Buyer shall pay Lautaro his portion of the Purchase Price as follows:

a.	an amount equal to the product of (i) sixty percent (0.60), multiplied by (ii) Lautaro’s Pro-rata Closing Date Purchase Price (“Lautaro’s Cash-out Payment”) shall be paid as follows:

i.	an amount equal to (i) the product of (A) eighty-five percent (0.85), multiplied by (B) Lautaro’s Cash-out Payment, minus (ii) Lautaro’s Expense Fund Pro-Rata Share, shall be paid to Lautaro on the Closing Date in cash by wire transfer of immediately available funds to the bank account indicated by Lautaro (“Lautaro’s Upfront Cash-out Payment”);

ii.	an amount equal to Lautaro’s Expense Fund Pro-Rata Share shall be paid on Lautaro’s behalf to the Shareholder Representative in cash by wire transfer of immediately available funds to the bank account indicated by the Shareholder Representative;

iii.	an amount equal to the product of (i) fifteen percent (0.15), multiplied by (ii) Lautaro’s Cash-out Payment (“Lautaro’s Outstanding Cash-out Payment”) shall be paid as follows: (x) the Buyer shall make a payment in cash by wire transfer of immediately available funds to the bank account indicated by Lautaro, on the thirty-six (36) month anniversary date of the Closing Date in an amount at least equal to Lautaro’s Outstanding Cash-out Payment, but pursuant to the calculation and formula, including the potential increase in value provided for in Section 2.3.3 below (such amount, the “Lautaro’s Final Cash-out Payment in Cash”); or (y) the Buyer shall grant shares of Buyer’s capital stock in favor of Lautaro in the amount at least equivalent in value to the Lautaro’s Outstanding Cash-out Payment, but pursuant to the calculation and formula, including the potential increase in value, provided in Section 2.3.4 below, in case of occurrence of a Liquidation Event prior to the payment of the Lautaro’s Final Cash-out Payment in Cash and in any event prior to the thirty-six (36) month anniversary date of the Closing Date (“Lautaro’s Share Subscription Grant”); and

b.	an amount equal to the product of (i) forty percent (0.40), multiplied by (ii) Lautaro’s Pro-rata Closing Date Purchase Price (the “Lautaro Minimum Earn-out Amount”) shall be paid, together with any applicable increase thereto, in accordance with Section 2.7 below; provided however that an aggregate amount equal to the product of (A) fifteen percent (0.15), multiplied by (B) Lautaro’s Pro-rata Closing Date Purchase Price (the “Lautaro Holdback Amount”), shall be deducted from the aggregate amount payable to Lautaro under Section 2.7 below and shall be paid to Lautaro, if at all, in accordance with Sections 4, 9 and 10.

2.3.1        For purpose of this Agreement, (a) “Upfront Cash-out Payment of the Managing Shareholders” shall mean, jointly, Miguel’s Upfront Cash-out Payment, Julián’s Upfront Cash-out Payment, Ezequiel’s Upfront Cash-out Payment and Lautaro’s Upfront Cash-out Payment; (b) “Outstanding Cash-out Payment” shall mean, jointly, Miguél’s Outstanding Cash-out Payment, Julian’s Outstanding Cash-out Payment, Ezequiel’s Outstanding Cash-out Payment and Lautaro’s Outstanding Cash-out Payment; (c) “Final Cash-out Payment in Cash” shall mean, jointly, Miguél’s Final Cash-out Payment in Cash, Julian’s Final Cash-out Payment in Cash, Ezequiel’s Final Cash-out Payment in Cash and Lautaro’s Final Cash-out Payment in Cash; and (d) “Share Subscription Grant” shall mean, jointly, Miguel’s Share Subscription Grant, Julián’s Share Subscription Grant, Ezequiel’s Share Subscription Grant and Lautaro’s Share Subscription Grant.

2.3.2        On the Closing Date, the amount of the Outstanding Cash-out Payment for each Managing Shareholder shall be converted from US Dollars to Brazilian Reais currency, based on the most recent PTAX rate issued by the Brazilian Central Bank, and will be subject to a potential adjustment increase based on the calculation and formula mentioned in Sections 2.3.3 and 2.3.4 below, as the case may be (“Converted Outstanding Payment Amount”). Notwithstanding anything herein to the contrary, and in all cases subject to Section 2.3.7(i) below, the Final Cash-out Payment in Cash shall in all cases be paid in US Dollars and as needed, converted from Brazilian Reais to US Dollars on the date of payment based on the then most recent PTAX rate issued by the Brazilian Central Bank.

2.3.3        In the event a Managing Shareholder’s Outstanding Cash-out Payment is required to be paid hereunder as a Final Cash-out Payment in Cash and not a Share Subscription Grant, such Final Cash-out Payment in Cash shall be determined by the following formula:

[****]

2.3.4        In the event a Managing Shareholder’s Outstanding Cash-out Payment is required to be paid hereunder as a Share Subscription Grant and not a Final Cash-out Payment in Cash, such Share Subscription Grant shall be determined by the following formula:

[****]

2.3.5        All payments in cash from the Buyer to a Managing Shareholder as provided in Section 2.3 shall be paid into the bank accounts listed for such Managing Shareholders in Exhibit 2.3.5.

2.3.6        Upon the issuance of the shares of Buyer’s capital stock subject to the Share Subscription Grant to a Managing Shareholder (the “Option Shares”), such Managing Shareholder shall have all rights as Buyer’s shareholders, with the applicable annotation of their shares in the Buyer’s Registry Book of Shares and registration and execution of other necessary corporate documents, as applicable.

2.3.7        Notwithstanding the foregoing and anything herein to the contrary, including Section 2.3.9, the Buyer undertakes and agrees that (i) both the amount of the Final Cash-out Payment in Cash and the value of Share Subscription Grant amounts, when paid or delivered to the applicable Managing Shareholder shall not be lower than the amount of the Outstanding Cash-out Payment as calculated in US Dollars as of the Closing Date; (ii) the calculations provided in Sections 2.3.3 and 2.3.4 above are the same formulas in use as of the Closing Date for determining certain Buyer’s executive employee’s comparable cash or share bonus amounts (the “Executive Bonuses”), as applicable; (iii) the calculations provided in Sections 2.3.3 and 2.3.4 shall be performed and determined in the same way as such same formulas are performed and determined in the Executive Bonuses when paid, as applicable, and (iv) the Option Shares shall be the same class, series and type of share or equity security of Buyer as is issued pursuant to the Executive Bonuses, and in the event more than one type of share or equity security of Buyer is issued pursuant to the Executive Bonuses, then the Option Shares shall be the same class, series and type of share or equity security as the most senior such share or equity security.

2.3.8        The Buyer shall notify the Managing Shareholders in writing about the occurrence of a Liquidation Event within thirty (30) days prior to the effective time of such Liquidation Event, which notice shall include all the material details of the Liquidation Event (“Notice of Liquidation Event”). Within ten (10) Business Days after delivering the Notice of Liquidation Event the Buyer shall call and hold a shareholders’ meeting to formalize the approval of the capital increase of the Buyer through the issuance of the Option Shares in favor of the applicable Managing Shareholders. The Managing Shareholder shall attend, in person or remotely, such shareholders’ meeting of the Buyer and subscribe for the Option Shares, which shall be registered on the Buyer’s corporate books.

2.3.8.1      The Buyer and the Managing Shareholders agree that in case the Share Subscription Grant is to be paid by Buyer as a result of a Change of Control, (i) the Buyer shall make the Share Subscription Grant and issue the applicable Managing Shareholders their Option Shares prior to the closing of the Change of Control and, (ii) subsequently, on the terms (including price per share) indicated by the Buyer, which terms shall be substantially similar in all respects to the terms in the Change of Control applicable to any sale and transfer of shares or equity securities of Buyer which were initially issued in connection with any previous Executive Bonus, the applicable Managing Shareholders shall sell their Option Shares to the Third Party for the acquisition of the other shares of the Buyer the context of the Change of Control, provided that such Third Party is not otherwise an Affiliate of the Buyer or any of Buyers’ Affiliates.

2.3.8.2      In the event a Managing Shareholder (i) in his sole discretion, notifies the Buyer in writing requesting the Buyer to formalize his dismissal, and without a Reasonable Cause, as defined in this Agreement, in a manner to cease to work in full-time at the operation of the Buyer, or (ii) is dismissed by Buyer as a full-time employee/service provider for Cause, as defined in this Agreement, then in both cases within thirty-six (36) months counted as of the Closing Date, the Final Cash-out Payment in Cash to be paid to such Managing Shareholder, shall be equivalent to the Converted Outstanding Payment Amount without any increase under Section 2.3.3 or Section 2.3.4. In the event a Managing Shareholder is dismissed by Zenvia as a full-time employee/service provider without Cause, as defined in this Agreement, within thirty-six (36) months counted as of the Closing Date, the Final Cash-out Payment in Cash to be paid to such Managing Shareholder shall be equivalent to the Converted Outstanding Payment Amount, and shall be due and payable at the sole discretion of the Managing Shareholder, either at the time of such dismissal or as of the later time as provided in Section 2.3(a)-(d) when such amount would otherwise be due and payable in the absence of the Managing Shareholder’s dismissal, and shall be subject to increase based on the formula mentioned in Section 2.3.3, and the time of calculation for such Converted Outstanding Payment Amount shall be in any case as of the time the Managing Shareholder elects to be paid (e.g. the time of dismissal or the time provided in Section 2.3(a)-(d)), except that in the case where the Managing Shareholder elects to be paid at the time provided in Section 2.3(a)-(d) and a Liquidation Event then occurs prior to such payment time, the Converted Outstanding Payment Amount shall be calculated and paid as of the time immediately prior to the closing of the Liquidation Event. Notwithstanding anything to the contrary, and for the avoidance of doubt, in no event shall the Final Cash-out Payment in Cash be in an amount less than the Converted Outstanding Payment Amount (as increased, if applicable, pursuant to Section 2.3.3) and in no event the Managing Shareholder will be entitled to the Share Subscription Grant for purposes of payment of the Outstanding Cash-out Payment in case the Managing Shareholder ceases to work in full-time at the Companies or another Affiliate of the Buyer, as determined by Buyer, pursuant to the terms and conditions provided for in this Section 2.3.9.

2.4           Lock-up. If and when the Share Subscription Grant is required to be made and the corresponding Option Shares are issued in connection with a Liquidation Event specifically defined as an IPO (and not other Change of Control), the Managing Shareholders shall be subject to a twelve (12) month lock-up period counted as from the day immediately after the Share Subscription Grant is required to be made (the “Lock-up Period”). During the Lock-up Period, the Managing Shareholder shall not, without Buyer’s prior written consent, sell, dispose, make any short sale of, loan, offer as mortgage, pledge, offer, grant any rights, trade or sell any option, in whole or in part, their Option Shares or any of its economic rights (collectively, the “Lock-up Obligations”).

2.5          Cash-out Payment of the Remaining Shareholders. The Remaining Shareholders’ portion of the Purchase Price shall be paid to the Remaining Shareholders by the Buyer as described in this Section 2.5 in consideration of the Remaining Shareholders’ portion of the Purchase and Sale Transaction.

(a)	Buyer shall pay to each Remaining Shareholder on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (i) the product of (a) fifty percent (0.50), multiplied by (b) such Remaining Shareholder’s Pro-Rata Closing Date Purchase Price, minus (ii) such Remaining Shareholder’s Expense Fund Pro-Rata Share (“Upfront Cash-out Payment of the Remaining Shareholders”);

(b)	Buyer shall pay, on behalf of each Remaining Shareholder, an amount in cash by wire transfer of immediately available funds to the bank account indicated by the Shareholder Representative, equal to such Remaining Shareholder’s Expense Fund Pro-Rata Share;

(c)	Buyer shall pay to each Remaining Shareholder within twelve (12) months counted as of the Closing Date, an amount in cash, by wire transfer of immediately available funds, equal to the product of (i) thirty-five percent (0.35), multiplied by (ii) such Remaining Shareholder’s Pro-Rata Closing Date Purchase Price (“Second Installment”); and

(d)	Buyer shall pay to each Remaining Shareholder within twenty-four (24) months counted as of the Closing Date, an amount in cash, by wire transfer of immediately available funds, equal to (i) the product of (a) fifteen percent (0.15), multiplied by (b) such Remaining Shareholder’s Pro-Rata Closing Date Purchase Price (“Final Installment”), minus (ii) an amount, if any, for which indemnification is required to be paid by such Remaining Shareholder, or withheld from such Remaining Shareholder’s Final Installment, pursuant to the provisions of Sections 4, 9 and 10 below.

2.5.1        All payments in cash from the Buyer to a Remaining Shareholder as provided in Section 2.5, except as set forth in Section 2.5(b), shall be paid into the bank account listed for such Remaining Shareholder in Exhibit 2.5.1.

2.5.2        Notwithstanding anything to the contrary in Section 2.5(c), the Second Installment shall be adjusted and increased for the accrual of interest at an annual interest rate (“Annual Interest Rate”), which will start on the Closing Date. The Annual Interest Rate on any unpaid Second Installment amount shall be the sum of (i) 10% plus (ii) the product of (1) 0.75% (seventy-five hundreds of percent) multiplied by (2) the number of months passed between the Closing Date and the date such unpaid Second Installment amount is paid. As an example, in the event a portion of the Second Installment is repaid on the six-month anniversary of the Closing Date, the Annual Interest Rate applicable to such repayment amount shall be 14.5% (e.g. 10% plus 0.75% multiplied by 6). The Buyer will have the right to pre-pay any of a remaining Second Installment, partially or totally, at its own discretion, paying the pro-rata interest due at the time the prepayment occurs, provided that any such prepayment shall be paid on a pro-rata basis among all Remaining Shareholders with respect to the remaining pro-rata unpaid amount of their respective Second Installments.

2.6        Cash-out Payment of the Other Employees. The Other Employees’ portion of the Purchase Price shall be paid to the Other Employees by the Buyer as described in this Section 2.6 in consideration of the Other Employees’ portion of the Purchase and Sale Transaction.

(a)	Buyer shall pay to each Other Employee within six (6) months as of the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (i) the product of forty percent (0.40), multiplied by (b) such Other Employee’s Pro-Rata Purchase Price (“Cash-out Payment of the Other Employees”); and

(b)	Buyer shall pay to each Other Employee an amount equal to the product of (i) sixty percent (0.60), multiplied by (ii) such Other Employee’s Pro-Rata Closing Date Purchase Price (the “Other Employee Minimum Earn-out Amount”), together with any applicable increase thereto, in accordance with Section 2.7 below.

2.6.1        All payments in cash from the Buyer to an Other Employee as provided in Section 2.6, shall be paid into the bank account listed for such Other Employee in Exhibit 2.6.1, which Exhibit shall be provided to Buyer by the Shareholder Representative within six (6) months as of the Closing Date.

2.7         Earn-out. The Miguel Minimum Earn-out Amount, Julian Minimum Earn-out Amount, Ezequiel Minimum Earn-out Amount, Lautaro Minimum Earn-out Amount and Other Employee Minimum Earn-out Amount payable to the Managing Shareholders and the Other Employees, as applicable (each, the “Minimum Earn-out Amount”), shall be paid and subject to increase as provided for in this Section 2.7 (collectively, the “Earn-out Payment”). For purposes of this Agreement, the following terms shall have the following meanings and following calculations shall apply to the Earn-out Payments:

(a)	“CIS” (Cash-in Share) means:

[****]

(b)	“MSES” (Managing Shareholder Earn-out Share) means:

[****]

(c)	First Earn-out Payment Calculation:

[****]

(d)	Second Earn-out Payment Calculation:

[****]

(e)          “Cash-in Investment” shall mean any necessary cash investment necessary in the Companies as mutually agreed between the Buyer and the Shareholder Representative. Any cash-in investment made during both Earn-out Payments will consider the Cash-out Valuation as basis.

(f)            “First Earn-out Period” shall mean the period beginning on the Closing Date and ending on and including the twelve (12) month anniversary date of the Closing Date.

(g)            “Second Earn-out Period” shall mean the period beginning on the Closing Date and ending on and including the twenty-four (24) month anniversary date of the Closing Date.

2.7.1        First Earn-out Payment. The Buyer shall pay the first-year portion of the Earn-Out Payment (“First Earn-out Payment”) to each Earn-Out Shareholder in an amount equal to the greater of (i) fifty percent (50%) of such Earn-out Shareholder’s applicable Minimum Earn-out Amount, and (ii) such Earn-out Shareholder’s applicable First Adjusted Earn-out Payment (as defined above).

2.7.2        Second Earn-out Payment. The Buyer shall pay the second-year portion of the Earn-Out Payment (“Second Earn-out Payment”) to each Earn-Out Shareholder in an amount equal to the greater of (i) fifty percent (50%) of such Earn-out Shareholder’s applicable Minimum Earn-out Amount, and (ii) such Earn-out Shareholder’s applicable Second Adjusted Earn-out Amount (as defined above).

2.7.3        For purposes of Sections 2.7.1 and 2.7.2 above, the Buyer shall calculate the First Annualized Gross Margin and the Second Annualized Gross Margin within thirty (30) Business Days as of the completion of the First Earn-out Period and Second Earn-out Period, respectively. The Buyer shall then immediately notify the Shareholder Representative indicating the corresponding calculations and supporting documents of the applicable First Annualized Gross Margin and the Second Annualized Gross Margin, First Earn-out Payment and Second Earn-out Payment (“Earn-out Notice”) and make the corresponding Earn-out Payment to the Managing Shareholders and Other Employees within five (5) Business Days as of the receipt of the Earn-out Notice by the Shareholder Representative and the Shareholder Representative’s written agreement to the calculations included therein, subject to the provisions set forth below.

2.7.3.1.      The Shareholder Representative may, in good faith and under reasonable grounds, dispute the relevant First Annualized Gross Margin or the Second Annualized Gross Margin calculation by delivery of written notice thereof (“Annualized Gross Margin Dispute Notice”) to Buyer within thirty (30) days following receipt, by the Shareholder Representative, of the First Annualized Gross Margin or the Second Annualized Gross Margin calculation.

2.7.3.2.      The Annualized Gross Margin Dispute Notice shall set forth in detail all items disputed by the Shareholder Representative (“Annualized Gross Margin Disputed Items”), together with Shareholder Representative’s proposed changes thereto, including an explanation in detail of the basis on which Shareholder Representative proposes such changes.

2.7.3.3.      If (i) by written notice to Buyer, the Shareholder Representative accepts the relevant Annualized Gross Margin calculation; or (ii) the Shareholder Representative fails to deliver an Annualized Gross Margin Dispute Notice within the prescribed thirty-day (30-day) period, such Annualized Gross Margin calculation delivered by the Buyer shall become final and binding on Shareholder Representative and Buyer as of the date on which the earlier of the foregoing events occurs, except in case of an obvious error, as, for instance, basic errors in algebra, in which occasion either Party may communicate the occurrence of the error to the other, in writing, so that the error is corrected.

2.7.3.4.      If the Shareholder Representative has timely delivered an Annualized Gross Margin Dispute Notice, then Buyer and Shareholder Representative shall use commercially reasonable efforts to reach agreement on the Annualized Gross Margin Disputed Items.

2.7.3.5.      If, by the thirtieth (30th) day following Buyer’s receipt of the Annualized Gross Margin Dispute Notice, Buyer and Shareholder Representative have not agreed in writing to the resolution of the Annualized Gross Margin Disputed Items, then such Annualized Gross Margin Disputed Items shall be submitted by the Parties for review and final determination by an Appraiser for resolution.

2.7.3.6.      Buyer and Shareholder Representative shall instruct the Appraiser to prepare and deliver revised Annualized Gross Margin calculation to Buyer and Shareholder Representative within thirty (30) days of the referral of such dispute to the Appraiser, taking into account all items not in dispute between Buyer and Shareholder Representative (to be included in the revised Annualized Gross Margin calculation in the amounts agreed by Buyer and Shareholder Representative) and Annualized Gross Margin Disputed Items to be resolved by the Appraiser.

2.7.3.7.      The Appraiser, acting in its capacity as an expert and not as an arbitrator, (a) shall confine its review to the unresolved Annualized Gross Margin Disputed Items (including with respect to the corresponding values assigned by Buyer and Shareholder Representative to each of the Annualized Gross Margin Disputed Items), except where it is necessary for the Appraiser to review other undisputed items to reflect the correct calculation of the Annualized Gross Margin, (b) shall make its determination based on presentations and supporting material provided by Buyer and Shareholder Representative, which, however, shall not restrict the review to be conducted by the Appraiser; (c) shall be bound by the express terms, conditions and covenants set forth in this Agreement, including the definitions included herein; (d) with respect to each Annualized Gross Margin Disputed Item, the Appraiser’s decision must be an amount between or equal to Shareholder Representative’s position as set forth in the Annualized Gross Margin Dispute Notice and Buyer’s position and related calculations.

2.7.3.8.      The revised Annualized Gross Margin calculation (including the calculation of the Earn-out Payment, as applicable) delivered by the Appraiser shall be final and binding upon Buyer and Shareholder Representative, except in case of an obvious error, as, for instance, basic errors in algebra, in which occasion either Party may communicate the occurrence of the error to the Appraiser, in writing, with a copy to the remaining Parties, so that the error is corrected.

2.7.3.9.      The fees and expenses arising from the hiring of the Appraiser and its services shall be borne fifty percent (50%) by the Managing Shareholders and Other Employees and fifty percent (50%) by Buyer.

2.8          Earn-out Condition. In order for an Earn-out Shareholder to have the right to receive an Earn-out Payment based on such Earn-out Shareholder’s applicable Adjusted Earn-out Amount and not such Earn-out Shareholder’s applicable Minimum Earn-out Amount, the Earn-out Shareholder must remain working full-time at the Companies or another Affiliate of the Buyer, with such Companies or Affiliate as determined by Buyer, as described, in the case of a Managing Shareholder, in the Services Agreement executed with each of the Managing Shareholders on the Closing Date, subject to the provisions of Sections 2.8.1 and 2.8.2 below.

2.8.1        In the event an Earn-out Shareholder (i) in his sole discretion, notifies the Buyer in writing requesting the Buyer to formalize his dismissal, and without a Reasonable Cause, as defined in this Agreement, in a manner to cease to work in full-time at the operation of the Companies or another Affiliate of the Buyer, or (ii) is dismissed by Buyer for Cause, as defined in this Agreement, then the Earn-out Payment to be paid to the applicable Earn-out Shareholder shall be equivalent to such Earn-out Shareholder’s applicable Minimum Earn-out Amount, when such payment is due, and shall not be subject to any increase as provided for in Section 2.7.

2.8.2        In the event an Earn-out Shareholder (i) in his sole discretion, notifies the Buyer in writing requesting the Buyer to formalize his dismissal with a Reasonable Cause, as defined in this Agreement, in a manner to cease to work in full-time at the operation of the Buyer, or (ii) is dismissed by Buyer without Cause, as defined in this Agreement, then the Earn-out Payment to be paid to the applicable Earn-out Shareholder, when such payment is due, shall be equivalent to such Earn-out Shareholder’s applicable Minimum Earn-out Amount plus the First Adjusted Earn-out Payment or the Second Adjusted Earn-out Payment, as the case may be, calculated pursuant to Section 2.7, provided that the corresponding amount of the First Adjusted Earn-out Payment or the Second Adjusted Earn-out Payment, as the case may be, shall be, in both cases, calculated and paid proportionally to the period in which the Earn-out Shareholders remained working in full-time at the operation of the Buyer, provided further that (a) in case the Earn-out Shareholder ceases to work full-time at the operation of the Buyer during the First Earn-out Period, the First Adjusted Earn-out Payment applicable to such Earn-out Shareholder shall be an amount equal to the product of (X) one hundred percent (100%) of such Earn-out Shareholder’s Minimum Earn-out Amount, multiplied by (Y) the applicable First Adjusted Earn-out Payment; or (b) in case the Earn-out Shareholder ceases to work full-time at the operation of the Buyer during the Second Earn-out Period, the Second Adjusted Earn-out Payment shall be an amount equal to the product of (X) fifty percent (50%) of such Earn-out Shareholder’s Minimum Earn-out Amount, multiplied by (Y) the applicable Second Adjusted Earn-out Payment.

2.9            Minimum Budget. The Parties agree that the Managing Shareholders shall provide to the Buyer on the Closing Date a minimum budget for the Companies’ operations (such as expenditures and personnel headcount) for the two (2) years following the Closing Date (the “Budget Period”), which budget is hereby approved by Zenvia and which shall be part of this Agreement as Exhibit 2.9 (the “Budget”).

2.10         Earn-out Payment. All Earn-out Payments from the Buyer to an Earn-out Shareholder shall be made by wire transfer of immediately available funds to the bank account of such applicable Managing Shareholder or Other Employee identified in Exhibit 2.10.

2.11         Fine. In the event of any payment of the Purchase Price (including Escrow Amount as provided for in Section 3.4 below, Earn-out Payments or Subscription Share Grants) required to be made by the Buyer to the Sellers hereunder in not paid within five (5) Business Days after the date such payment is due, all then outstanding payment obligations of the Buyer hereunder (including Escrow Amount as provided for in Section 3.4 below, Earn-out Payments or Subscription Share Grants), shall become immediately due and payable, and it will be subject to late payment interest of [****] and late payment fine of [****] calculated until the date of the effective payment.

2.12         Taxes. The payments provided in Section 2 of this Agreement shall be subject to reduction to reflect Taxes, which shall be borne by the applicable Seller, required to be withheld by Buyer pursuant to any Applicable Law or regulation, as the case may be, which payment deductions the Buyer shall in each case withhold and remit to the applicable governmental authority on the behalf of the applicable Seller, provided, however, that (a) Buyer shall advise the applicable Seller, no later than 10 days in advance of such withholding, of the basis for any proposed withholding, shall provide such Seller the opportunity to provide any documentation or restructure to minimize such withholding and shall not make a withholding (and shall delay payment of the related payment) until such Seller shall agree in writing to the same; and (b) in any event where a Seller agrees to withholding and Buyer so withholds any Tax, Buyer shall provide any and all requisite documentation and certifications to enable such Seller to achieve a refund or credit of such withheld tax amounts, if applicable.

3.            Purchase Price Adjustment.

3.1           Purchase Price Adjustment. After the Closing Date, the Purchase Price shall be adjusted based on the Companies’ Working Capital as of June 30, 2020 determined according to the Adjustment Date Balance Sheet, as defined below (“Final Working Capital”), which shall be calculated as follows, subject to the dispute resolution provisions in Section 3.2 (“Purchase Price Adjustment”): (i) in case the Final Working Capital is higher than the amount of the Target Net Working Capital on the Closing Date, then the Purchase Price will be increased by such amount; and (ii) in the event the Final Working Capital is less than the amount of the Target Net Working Capital on the Closing Date, then the Purchase Price will be decreased by such amount, provided that, in both cases, the Purchase Price Adjustment shall take into account the amounts of the Closing Date Working Capital Overage or the Closing Date Working Capital Underage, as the case may be, that has already been increased or decreased from the Closing Date Purchase Price, as the case may be.

3.1.1       The Parties agree that in case the Buyer needs to make any Cash-in Investment to cover any Working Capital need for ordinary course of Business of the Companies, such investment will be considered a Cash-in Investment for all purposes of this Agreement.

3.1.2       The Parties agree that in connection with Closing and the determination of the Final Working Capital, Buyer’s consolidated financials commencing as of July 1, 2020 shall include the accounts of the Companies, provided that all costs and expenses of the Sellers and/or Companies related to the Transaction shall be considered for purposes of calculation of the Final Working Capital and determination of the Purchase Price Adjustment.

3.2          Delivery of the Balance Sheet Report. Within ninety (90) calendar days as of the Closing Date (“Purchase Price Adjustment Date”), the Buyer shall prepare and deliver to the Shareholder Representative the Adjustment Date Balance Sheet analysis stating its calculation of the Working Capital as of the Closing Date and the corresponding Purchase Price Adjustment (the “Balance Sheet Report”). It is herein agreed between the Parties that, during the period mentioned above, the Shareholder Representative, including its advisors, shall reasonably collaborate with the requests and supply within the reasonably indicated timeframe any documents that may be necessary for the preparation of the Balance Sheet Report.

3.2.1         Analysis of the Balance Sheet Report. The Shareholder Representative shall have forty-five (45) calendar days, as of the receipt of the Balance Sheet Report, including the related work, to examine it and notify Buyer of its acceptance or not of the Purchase Price Adjustment indicated therein on behalf of the Sellers. It is herein agreed between the Parties that, during the period mentioned above, the legal, financial and accounting advisors of the Sellers shall have free access to any and all documents and systems of the Companies necessary to the preparation of the Balance Sheet Report, and the Buyer and the Companies, including their respective employees and advisors, shall collaborate with the requests and supply within the reasonably indicated timeframe any documents that may be necessary for the preparation of the Balance Sheet Report. In case the Shareholder Representative contests the Purchase Price Adjustment, it shall deliver jointly with the notification set forth in this Section a report explaining in detail its disagreement and indicating its calculation of the Purchase Price Adjustment, with an explanation and a justification of such calculation (“Shareholder Representative’s Report”) and the procedure described in Section 3.2.2 below shall apply. The failure to timely send Shareholder Representative’s Report according to this Section shall be understood as an acceptance of the Balance Sheet Report and the Purchase Price Adjustment provided by the Buyer. In this case, the Purchase Price Adjustment provided for in the Balance Sheet Report shall be final and binding on the Parties and the payment of the Purchase Price Adjustment, if any, shall be made in accordance with Section 3.2.3 below.

3.2.2         Arbitration of the Purchase Price Adjustment. In case the amount of the Purchase Price Adjustment indicated in the Balance Sheet Report is not accepted by the Shareholder Representative, as described in Section 3.2.1 above, the Purchase Price Adjustment will be determined in accordance with the following procedure:

(a)	Joint Determination. During the fifteen (15) day period immediately following the Buyer’s receipt of the Shareholder Representative’s Report (“Joint Determination Period”), the Buyer and Shareholder Representative shall negotiate in good faith to jointly reach an agreement in the non-accepted items and jointly determine the Purchase Price Adjustment (“Joint Determination”). In case such Joint Determination is made, the payment of the Purchase Price Adjustment, if any, shall be made in accordance with Section 3.2.3 below.

(b)	Determination by an Appraiser. In case the Buyer and Shareholder Representative are unable to make a Joint Determination, then the Buyer and Shareholder Representative shall submit the issue to the independent audit company to be selected among one of the following independent audit companies of large international reputation (PricewaterhouseCoopers Auditores Independentes; KPMG Auditores Independentes and Ernst & Young Auditores Independentes) (“Appraiser”), provided such Appraiser shall not otherwise be engaged on other matters of accounting or advice by the Buyer and by the Sellers, to review the Adjustment Date Balance Sheet, the Balance Sheet Report and the Shareholder Representative’s Report to determine the Purchase Price Adjustment. The Appraiser shall, within the maximum term of twenty (20) calendar days after its appointment, present its revision of the Adjustment Date Balance Sheet, Balance Sheet Report and Shareholder Representative’s Report for the purposes of calculating the amount of the Purchase Price Adjustment. The amount so determined by the Appraiser, which shall necessarily be within the range established by Balance Sheet Report and the Shareholder Representative’s Report, shall be final and binding on the Parties and the payment of the Purchase Price Adjustment, if any, shall be made in accordance with Section 3.2.3 below.

(c)	Costs of the Procedure. The fees and expenses arising from the hiring of the Appraiser and its services shall be borne fifty percent (50%) by the Sellers and fifty percent (50%) by Buyer.

3.2.3        Payment of the Purchase Price Adjustment. After the end of the periods mentioned in Sections 3.2.1 or 3.2.2 above, as the case may be (“Purchase Price Payment Date”), the amount of the Purchase Price Adjustment shall be paid as follows: (i) if the amount of the Purchase Price Adjustment corresponds to an increase to the Purchase Price, the Purchase Price Adjustment shall be paid by Buyer to the Sellers, in cash in immediately available funds deposited into the bank accounts listed in Exhibits 2.3.5, 2.5.1 and 2.6.1 in accordance with each Seller’s applicable Seller Pro-Rata Share listed in Exhibit A, within five (5) Business Days after the end of the periods mentioned in Sections 3.2.1 and 3.2.2 above, as the case may be; or (ii) if the amount of the Purchase Price Adjustment corresponds to a deduction from the Purchase Price, the Purchase Price Adjustment shall be paid by Sellers to Buyer through the compensation of any amount owed to the Sellers related to the First Earn-out Payment and the Second Installment, based on their respective Seller Pro-Rata Share.

4.            Holdback, Final Installment Retention and Escrow.

4.1        Holdback and Final Installment Retention. The Parties agree that for purposes of securing the performance of the indemnification obligations of the Indemnifying Shareholders under this Agreement, the Buyer shall (a) holdback the applicable portion of the Holdback Amount from each Managing Shareholder’s Second Earn-out Payment, when such payment is due; and (b) deduct from the Final Installment payable to the Remaining Shareholders, in each case such Indemnifying Shareholder’s applicable Indemnification Pro-Rata Share of the amount of the Buyer Losses, subject to the other indemnification limitations and provisions provided for in this Agreement.

4.2           Calculation Period. The Parties agree that, on the twenty-four (24) month anniversary of the Closing Date (“Aggregate Holdback Release Date”), Buyer shall evaluate and calculate the total (i) potential Buyer Losses for which claims related thereto (“Unresolved Claims”) have not been finally resolved and agreed to by the Buyer and the Indemnifying Shareholders (or Shareholder Representative on their behalf) pursuant to Section 10 during the Calculation Period (“Unresolved Buyer Losses”), and (ii) the total amount of the Buyer Losses which have been finally resolved and agreed to by the Buyer and the Indemnifying Shareholders (or Shareholder Representative on their behalf) pursuant to Section 10 during the Calculation Period (“Resolved Buyer Losses” and collectively with Unresolved Buyer Losses, the “Total Losses”), and the amount of the Total Losses shall be fully withheld and discounted from the Aggregate Holdback Amount to be paid to the Indemnifying Shareholders based on their applicable Indemnification Pro-Rata Share. Any Resolved Buyer Losses shall be converted into US dollars, based on the most recent PTAX rates issued by the Brazilian Central Bank at the time such Buyer Losses are finally resolved and agreed to by the Buyer and the Indemnifying Shareholders pursuant to Section 10, and any Unresolved Buyer Losses shall be converted into US dollars, based on the most recent PTAX rates issued by the Brazilian Central Bank at the Aggregate Holdback Release Date.

4.3           Contingencies Costs. The Parties agree that the Buyer Losses shall include any reasonable and documented costs or amounts advanced by the Buyer, and any similar deposits to proceed with the defense, in each case related to any Buyer Loss identified by the Buyer (“Contingencies Costs”).

4.4           Escrow. The Parties agree that, on the Aggregate Holdback Release Date, simultaneously to the set off of the Buyer Losses as provided in Sections 4.2, the total amount of the Unresolved Buyer Losses (“Escrow Amount”) shall be deposited by Buyer in a third-party escrow account (“Escrow Account”) in order to satisfy or provide a judicial or regulatory guarantee for the Unresolved Claims, provided that these amounts will be retained in such Escrow Account until the applicable Unresolved Claim to which they relate is finally resolved, as long as there are no procedures or claims pending final decision, which have been duly notified by Buyer to the Indemnifying Shareholders (or Shareholder Representative on their behalf), in which case, the respective amounts under discussion shall be retained as Escrow Amount until the final decisions of such procedures or claims are issued (“Escrow Period”).

4.4.1         For the avoidance of doubt, on the expiration of the Calculation Period, the Buyer shall pay to the Managing Shareholders and to the Remaining Shareholders the portion of the Aggregate Holdback Amount based on their Indemnification Pro-Rata Share thereof, that were not previously deducted for indemnification claims and that do not represent the Escrow Amount, as provided for in this Section 4.

4.5         Escrow Account. The Escrow Amount will be deposited in a bank account opened with a bank mutually approved by Buyer and the Shareholder Representative (“Escrow Bank”) in the name of Buyer and indicating the Indemnifying Shareholders as beneficiaries, and shall be maintained and operated by Bank, exclusively in accordance with the terms and conditions of this Agreement and of the Agreement for the Operation of the Escrow Account to be executed on the expiration term of the Calculation Period. The funds deposited in the such account, together with any income derived from its investment, shall be available to be used to pay any Buyer Losses, subject to the mechanism of Release of the Escrow Amount and of Release of the Earnings Amounts and the provisions of Sections 9 and 10 of this Agreement. The Parties agree that Escrow Bank shall be responsible for the opening, maintenance and operation of the Escrow Account and shall make available and deliver monthly to the Buyer and the Shareholder Representative a bank statement evidencing the movements as well as any earnings, credits and the balance in the account.

4.6           Remuneration on the Escrow Amount. Buyer shall not be required, under the terms hereof, to act as a financial advisor. The Escrow Amount shall always be invested and reinvested in titles of the Bank Deposit Certificate readily convertible to cash, at the sole discretion of the Shareholder Representative, with a term coherent with the mechanism of Release of the Escrow Amount, as established in Sections 4.4 and 4.7 of this Agreement. The Parties agree that upon the periodic release of the balance of the Escrow Amount (if any), any earnings arising from the investment of the Escrow Amount not otherwise fully used for indemnification purposes under the conditions of this Agreement, as the case may be, shall be transferred to the Indemnifying Shareholders at such release time, based on their respective Indemnification Pro-Rata Share, subject to the internal approval procedures by the Escrow Bank to approve the Release of the Earnings Amounts and to the jointly signatures of the Buyer and of the Shareholder Representative on the respective instruction of Release of the Earnings Amounts, as provided for in the Agreement for the Operation of the Escrow Account, (“Release of the Earnings Amounts”). Any investment made with the Escrow Amount will be liquidated at any time in case a payment to the Buyer (or the Companies) is required in view of Buyer’s Losses, subject to the indemnification provisions provided for in this Agreement. Buyer shall not be responsible for any loss which may result from the investment or reinvestment of the Escrow Amount in accordance with the provisions of Shareholder Representative’s instructions, nor for the early liquidation of investments as necessary to cover payments to be made hereunder and that are made in accordance with this Agreement and with the Agreement for the Operation of the Escrow Account.

4.7         Release of the Escrow Amount. Notwithstanding the obligation regarding the Release of the Earnings Amounts, as provided for in Section 4.6 above, the Parties agree and the Buyer shall, in the event that there is any balance of the Escrow Amount upon the final resolution and agreement by the Buyer and the Shareholder Representative in accordance with Section 10, release and transfer to the Indemnifying Shareholders such balance of the Escrow Amount, based on their respective Indemnification Pro-Rata Share and to the bank accounts listed for each of the Indemnifying Shareholders in Exhibits 2.3.5 and 2.5.1 of this Agreement, subject to the internal approval procedures by Escrow Bank to release the balance of the Escrow Amount and to the jointly signatures of the Buyer and of the Shareholder Representative on the respective instruction to release such balance of the Escrow Amount, as provided for in the Agreement for the Operation of the Escrow Account (“Release of the Escrow Amount”) and subject to the provisions set forth in Section 4.7.1 below.

4.7.1         The Release of the applicable portion of the Escrow Amount to the Indemnifying Shareholders or the Buyer shall occur, as applicable, within three (3) Business Days after such amount no longer represents an Unresolved Buyer Loss and as agreed between the Buyer and the Shareholder Representative. If the Parties, upon justified reasons, do not reach an agreement in relation to any portion of the Escrow Amount to be released and transferred to either the Buyer or the Indemnifying Shareholders, as applicable, the Buyer and the Shareholder Representative shall discuss the matter in arbitration, as per Section 12 of this Agreement.

4.8           Costs. The fees and expenses arising from the Escrow Account and its services shall be borne fifty percent (50%) by the Buyer and fifty percent (50%) by the Indemnifying Shareholders.

5.            Closing.

5.1          Closing. Subject to the terms and conditions set forth in this Agreement, the Closing of the Purchase and Sale Transaction, shall occur electronically on the date hereof (“Closing Date”). At the Closing, the Parties agree to perform the following acts:

(a)	Sellers shall sell, transfer and assign to Buyer, free of Encumbrances, and Buyer shall acquire and accept such sale, transfer and assignment of, the Shares, and the Sellers shall execute and deliver to the Buyer such additional transfer certificates evidencing the same, in such forms as are satisfactory to the Buyer;

(b)	Buyer shall pay and deliver the Upfront Cash-out Payment of the Managing Shareholders, and the Upfront Cash-out Payment of the Remaining Shareholders;

(c)	The Companies shall deliver to Buyer written resignations executed by the members of the management of the Companies, substantially in form of Exhibit 5.1(c);

(d)	Each Managing Shareholder shall enter into their respective form of employment agreement with the Buyer or applicable Company, substantially in the forms of Exhibit 5.1(d) (collectively, the “Services Agreements”);

(e)	Buyer shall provide the Managing Shareholders with written confirmation, in such form as is satisfactory to the Managing Shareholders, that Buyer’s shareholders (i) expressly waive their preemptive rights related to the Option Shares and (ii) covenant and agree to approve, in such manner as is required by Applicable Law (including potentially at a Shareholders’ Meeting of the Buyer) such capital increase necessary for the issuance of the Option Shares, and to approve such issuance itself; and

(f)	Buyer shall pay, on behalf of the Companies, by wire transfer of immediately available funds, such Debts and Liabilities of the Companies as are described on Exhibit 5.1(f), and to the bank accounts described thereon and corresponding thereto. For the avoidance of doubt, the payment of such Debts shall be considered for the calculation of the Working Capital and Purchase Price Adjustment under the conditions of this Agreement.

5.2           Other Measures. The Parties also undertake to do all other measures and sign all other documents on the Closing Date or thereafter that may be reasonably necessary or convenient to the good and proper formalization of the Transactions, in each case pursuant to the Applicable Law

5.3          Post-Closing Obligations. The Managing Shareholders undertake and agree to take all necessary measures, promptly following Buyer’s request thereof, to execute and assist Buyer with registering with the Board of Commerce of the State of São Paulo of the instrument of rectification and ratification of the 4th Amendment to Rodati Brazil’s Articles of Association regularizing Rodati Brazil’s corporate capital.

5.3.1.        The Sellers acknowledge that in view of the lack of registration of the 4th Amendment to the Articles of Association of Rodati Brazil with the Board of Commerce of the State of São Paulo, the Buyer will not be able to proceed with the registration of the Instrument of 5th Amendment to the Articles of Association to approve the change of Rodati Brazil’s management and appointment of the officers determined by Buyer as of the Closing Date. In view of that, Julian, in his capacity of officer of Rodati Brazil, agrees and undertakes to practice any management act on behalf of Rodati Brazi in accordance with the orientation and approval of the Buyer, except for the practice of acts in the ordinary course of business of Rodati Brazil, which will not be subject to any prior approval of the Buyer.

6.            Representations and Warranties of the Companies.

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Companies represent and warrant to Buyer that except as set forth on the Schedules attached hereto as Exhibit 6A, or in the Data Room or reports attached as Exhibit 6B (collectively, the “Disclosure Schedules”), delivered by the Companies to Buyer at the Closing, each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, of this Section 6 to which it relates (unless and only to the extent the relevance to other representations and warranties is reasonably apparent from the text of the disclosures), and each of which disclosures shall also be deemed to be representations and warranties made by the Companies to Buyer under this Section 6, the following representations and warranties are true and correct on the Closing Date:

6.1           Incorporation and Corporate Power. The Companies are corporations and limited liability company, as the case may be, duly incorporated, validly existing and in good standing under the laws of the State of Delaware, United States of America, Brazil, Mexico and Argentina and have all requisite corporate powers and authorities necessary to carry on the Business.

6.2           Subsidiaries and Investments. The Subsidiaries are the sole subsidiaries that the Company, directly or indirectly, owns any equity interest or rights. The Subsidiaries have no subsidiaries.

6.3           Shares. Shareholders Agreement. The Rodati US Shares being acquired by the Buyer represent one hundred per cent (100%) of the issued and outstanding shares of capital stock of the Company and, together with the Minority Shares, are free and clear of any Encumbrances. Except for this Agreement, there are no shareholders agreement or other valid agreements, arrangements, options, rights or commitments of any character relating to the issuance, sale, purchase or redemption of any shares of the capital stock of the Companies or to the issuance of any additional shares of the capital stock of the Companies to the Sellers or any Third Parties.

6.4           Permits. The Companies have all necessary material permits, certificates, licenses, enrollments, approvals, consents, and other authorizations required to carry on and conduct the Business as is currently conducted and to own, lease, use, and operate its Assets at the places and in the manner in which the Business is currently conducted.

6.5         Authorization; Enforceability. This Agreement is duly executed and delivered by, and constitutes a valid and binding obligation of the Companies, enforceable in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. Neither the execution and performance of this Agreement, and of the other instruments contemplated herein, nor the consummation of the transactions contemplated herein and therein, violate or conflict with any Applicable Law, requires the consent by a Third Party, except for those consents, waivers or approvals set forth in this Agreement or described on Schedule 6.5 of the Disclosure Schedules, or constitute a material breach of, violate or result in the material breach or early termination of, or give rise to any material penalty, right of termination or modification under, any contract or agreement to which the Companies are party or by which the Companies or their Assets are bound, in each case whether with or without notice or lapse of time, or both.

6.6           Assets; Status of the Assets. The Assets constitute all assets necessary to conduct the Business as is currently conducted. The Assets are free of any Encumbrances, are in operating condition, and usable as of the Closing Date. All Assets are correctly reflected in the Financial Statements. The Companies (a) hold good and marketable title to the Assets they own, free and clear of all Encumbrances, and (b) are in due possession of the Assets. No Third Party has threatened the Companies to suspend or revoke the use of any software, platform or the operation of any of the Assets that would affect the performance of the Companies’ Business.

6.7          Real Properties. The Companies do not own any real property and are parties to the lease agreements described in Schedule 6.7 of the Disclosure Schedules. The Companies have fulfilled and performed their obligations required to be performed as of the Closing Date, and are not in breach or default, under any lease agreement.

6.8         Contracts. Schedule 6.8 of the Disclosure Schedules contains a complete and correct list of all (i) the Companies collective 20 largest customer accounts based on revenue billed in the second quarter of 2020 (a simple 4 column list with the name of the client, date of acceptance of terms and conditions and the terms and conditions reference (such terms and conditions, the “Material Customer Contracts”), and Subsidiary a party to such Material Customer Contract, and (ii) the Companies collective 15 largest supplier accounts based on amounts paid by the Companies in the second quarter of 2020 (a simple 4 column list with the name of the vendor (the “Top Vendor”), and Subsidiary a invoiced for such amounts). The Companies have fulfilled and performed their obligations required to be performed as of the Closing Date, and are not in breach or default, under any Material Contract or agreements with the Top Vendors.

6.9           Intellectual Property Rights. The Companies own or have taken the necessary measures to obtain the Intellectual Property Rights listed in Schedule 6.9 of the Disclosure Schedules. To the actual knowledge of the Company, the Companies have sufficient title and ownership of, or licenses to, all Intellectual Property Rights used by the Companies in their Business as now conducted without any violation or infringement of the Intellectual Property Rights of Third Parties. Other than contracts with distributors, resellers, customers and other Third Parties relating to the Companies’ products and services entered into by the Companies in the ordinary course of business and other than as set forth in Schedule 6.9 of the Disclosure Schedules, there are no outstanding options, licenses, agreements, Encumbrances, liens or shared ownership of interests of any kind granted by the Companies to any Third Party with respect to any Intellectual Property Rights owned by or exclusively licensed to the Company. The Companies are not bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property Rights of any other Person or entity that are material to the current conduct of the Business, except for non-negotiated end-user, object code, internal-use software license and support/maintenance agreements, licenses for free or open source software and the agreements set forth in Schedule 6.9 of the Disclosure Schedules.

6.10        No Infringements to Intellectual Property Rights. To the actual knowledge of the Company, no infringement of any Intellectual Property Right of any Third Party has occurred or results in any way from the operation of the Business. The Company has no actual knowledge of any basis for a claim against the Companies that the operation of the Business infringes any Intellectual Property Right of any Third Party. To the actual knowledge of the Company, the Companies have all necessary and enforceable licenses, options, agreements, permissions and other rights to use, reproduce, market, distribute, store, stream, cache, perform, display, import, export and otherwise provide all copyrighted materials of Third Parties in the manner done so by the Companies in the current conduct of the Business. The Companies have not received any written communications alleging that the Companies have violated or, by conducting their Businesses as proposed, would violate any of the Intellectual Property Rights of any Third Party and the Company has no actual knowledge that such an allegation may be forthcoming. The Companies comply in all material respects with all legal and contractual requirements, necessary or desirable to prevent the unauthorized use, copying, reproduction, distribution, display, performance, import or export of any copyrightable works of Third Parties licensed to the Companies; and do not encourage or promote any Third Party to engage in any unauthorized use, copying, reproduction, distribution, display, performance, import or export of any copyrightable works of Third Parties. The Company has no actual knowledge that any of the Companies’ Employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or is subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Companies or that would conflict with the Companies’ Businesses as presently conducted or as proposed to be conducted. To the actual knowledge of the Company, neither the execution of this Agreement, nor the carrying on of the Companies’ Businesses by the Employees of the Companies, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such Employees is now obligated. The Company does not believe it is or will be necessary to utilize any inventions of any of the Company’s Employees made prior to or outside the scope of their employment by the Company.

6.11      Proprietary Information Agreements. Each present Employee and officer of the Companies has executed an agreement containing confidentiality and assignment of inventions provisions (“Proprietary Information and Inventions Agreement”), and each consultant to the Companies has executed an agreement containing confidentiality and assignment of inventions provisions. No current Employee has expressly excluded works or inventions or other subject matter from his or her Proprietary Information and Inventions Agreement. The Company is not aware that any of the Companies’ present Employees, officers or consultants are in violation of their applicable Proprietary Information and Inventions Agreement or consulting agreement.

6.12        Use of Software. The Companies have acquired a valid license and authorizations to use all software they currently use and all such software is being used in material accordance with the applicable license and Applicable Laws.

6.13        Tax Matters.

6.13.1       Compliance With Tax Obligations. (a) the Companies have (i) timely paid all taxes owed in relation to their activities (ii) observed all of their tax obligations under Applicable Laws, and (iii) timely filed all tax returns and declarations required by Applicable Laws, and such returns and declarations are correct and complete; (b) the Sellers have delivered to the Buyer complete, true and correct copies of all income tax returns filed by the Companies, and all Tax examination reports and statements of deficiencies assessed against or agreed to by the Companies for the past five (5) years; (c) no fine or penalty has been imposed on the Companies as a result of failure to pay, or for delayed payment of, any tax or for failure to file, or for delayed filing of, any tax return or declaration; (d) all Taxes payable by the Companies are fully and correctly reflected in the Financial Statements wherever required by the Applicable Laws or Accounting Rules; and (e) the Companies have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any Employee, former Employee or any Third Party.

6.13.2      Tax Audits. There is no tax audit or proceeding pending, nor has there been any notice to the Companies by any tax authority regarding any such audit or other proceeding, nor is any such tax audit or other proceeding threatened with regard to any Taxes.

6.13.3       Tax Litigation. The Companies are not party to any other administrative or judicial litigation with regard to Taxes.

6.14         Labor Matters.

6.14.1       Employees. All Employees of the Companies are listed in Schedule 6.14.1 of the Disclosure Schedules, which indicates for each of the Companies, each of the Employee, his/her position, type of relationship with the Companies, and hiring or contracting date.

6.14.2      Compliance with Labor Obligations. The Companies have (a) timely fulfilled and carry out all their obligations related to the compensation or remuneration paid to the Employees and former Employees, (b) timely calculated and paid all social charges, contributions and Taxes related to the Employees and former Employees, (c) complied in all material respects with all Applicable Laws relating to labor, social security and health in the workplace, (d) observed all collective bargaining agreements with unions representing the Employees, as applicable (e) paid all extra-hours owed to the Employees and former Employees, (f) not signed any agreements with Employees, outside the regular course of Business, and (g) not granted the Employees any salary or benefit increases (including through indirect payments, benefits, pension plans, stock option plans, or any other form or compensation) since the Date of the Financial Statements, except as provided in Schedule 6.14.2 and except required by Applicable Laws or collective bargaining agreements.

6.14.3       Other Labor and Employment Matters. (i) The Companies’ Employees are properly registered as such in the appropriate registers, in conformity with Applicable Law except where the failure to so register would not have a material adverse effect on the Companies; (ii) the Companies have recorded, with a written contract, any and all material employment, work or activity relationships involving subordination and habituality maintained with Employees, including material details on wages, benefits, vacation, additional benefits of any nature, job functions and direct or indirect, regular or eventual compensation, in accordance with Applicable Laws in all material respects, and have kept all records of labor and/social security nature in an accurate manner, having taken all material steps required by law with regard to social security rights of all the Employees; (iii) the Companies have all required registrations and qualifications and have taken all measures required under social security, labor and employment, and pension law, except where the failure to do so would not have a material adverse effect; (iv) the Companies are in compliance with all material labor and social security obligations (including bargaining agreements) with respect to its Employees in all material respects, including those related to wages, work hours, fair labor practices, health, safety and payment of taxes due on employment relationships or social security and similar laws, and have made payments to, or with respect to their Employees in accordance with Applicable Law, including social security contributions and payments to the Workers Compensation Fund (FGTS); (v) the Companies have no material liabilities or obligations of a labor or employment nature (including social security or other tax liabilities) related to or in respect of any outsourced worker or any other Person that provides or has provided services to the Companies but who is not directly employed by the Companies.

6.14.4      Employee Benefit Plans. The Companies maintain or contribute, on a formal or informal basis, to any bonus, profit sharing, pension, retirement or other employee health, medical, hospitalization, welfare, insurance or benefit plan or other arrangement for the benefit of the Employees or former Employees, as provided for in Schedule 6.14.4 of the Disclosure Schedules.

6.14.5       Collective Bargaining Agreements; Union Relations. Schedule 6.14.5 of the Disclosure Schedules lists all collective bargaining or other similar agreements currently in force relating to the Employees. The Companies have no relations problem pending with the unions representing the Employees and the Sellers are not aware of any facts that could give rise to such a problem. The Companies have fulfilled and performed their obligations, and are not in breach or default, under any collective bargaining or other similar agreements.

6.14.6      Labor and Social Security Audits. The Companies have not been subject to any audit or other administrative proceeding with regard to any labor and social security matters, nor is any such audit or proceeding pending, nor has there been any notice to the Companies by any authority regarding any such audit or other proceeding, and there is no such audit or other proceeding threatened.

6.14.7       Labor Litigation. The Companies are not a party to any administrative or judicial litigation in relation to labor and social security matters, nor to the actual knowledge of the Companies are any such litigation threatened.

6.15        Litigation. The Companies are not a party to any administrative or judicial litigation, nor the actual knowledge of the Companies are any such litigation threatened. There is no action, suit, proceeding or investigation of any nature, including, but not limited to, of civil, tax, labor, regulatory, consumer or environmental natures claimed or unasserted against the Companies that questions the validity of this Agreement, or the right of the Companies to enter into this Agreement, or to consummate the transactions contemplated hereby, or that might result, either individually or in the aggregate, in any judgment. The Companies are not a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation that the Companies intend to initiate, of any nature, including, but not limited to, of civil, tax, labor, regulatory, consumer or environmental natures.

6.16        Financial Statements. A copy of the Financial Statements is enclosed hereto as Schedule 6.16 of the Disclosure Schedules. The Financial Statements correctly reflect the financial and accounting situation, as well as the assets and liabilities of the Companies on the Date of the Financial Statements in all material respects applied throughout the periods indicated, and reflect, in all material respects, the financial position, as well as all the Assets and liabilities, obligations, shareholders’ equity, income and net profits of the Companies as of the dates and for the periods indicated, which are complete, true, correct in all material respects and derived from the accounting books and records of the Companies. The Financial Statements have been prepared in accordance with the Applicable Laws and the Accounting Rules. On the Date of the Financial Statements the Companies did not have any material Liabilities other than those expressly reflected in the Financial Statements, any undisclosed Liabilities arising out of past events which could have an adverse effect on the Companies or on the Business, and other obligations under contracts and commitments incurred in the ordinary course of Business and not required under Applicable Laws and the Accounting Rules to be reflected in the Financial Statements.

6.17       Ordinary Course of Business. Operations Since the Date of the Financial Statements. Since the Date of the Financial Statements, the activities of the Companies have been conducted in the ordinary course of Business consistent with past practices and its applicable organizational documents. Without limiting the generality of the foregoing, since the Date of the Financial Statements, the Companies have not done any of the acts below:

(a)	Made any unusual capital expenditures or entered into unusual verbal or written commitments out of the normal course of Business;

(b)	Entered into any new supplier or vendor agreement which extend for a term of twelve (12) months or more or requires aggregate payments by the Companies in excess of fifty thousand Reais (BRL 50,000.00);

(c)	Entered into any real estate lease, except as otherwise established herein;

(d)	Declared or paid any dividends or made any other non-cash distribution to the shareholders of the Companies;

(e)	Issued any securities or granted any right to acquire any securities of the Companies;

(f)	Entered into any agreement or arrangement with any Employee outside the regular course of the Companies’ Business;

(g)	Transferred any Asset from the Companies outside the regular course of the Companies’ Business;

(h)	Instituted or agreed to institute any major increase in any compensation or benefit payable to any Employee, outside the regular course of the Companies’ Businesses;

(i)	Created, incurred or assumed, or agreed to create, incur or assume, any obligation in excess of fifty thousand Reais (BRL 50,000.00);

(j)	Hired any Employees outside the regular course of the Companies’ Businesses;

(k)	Granted or contracted any loan or guarantee to/from the Sellers or to/from any Third Party;

(l)	Converted, spun-off, merged or consolidated the Companies with and into any company, or merged or consolidated any company with and into the Companies, or any other form of corporate restructure of the Companies; and

(m)	Changed any accounting methods or practices or revaluate any of the Companies’ Assets.

6.18        Accounts Receivable. The accounts receivable of the Companies reflected in the Financial Statements and the accounts received generated since the Date of the Financial Statements are valid in accordance with their terms.

6.19        Expenditures. All expenditures and payments to Third Parties reflected in the Financial Statements have been incurred by the Companies in the normal course of the Business and have been recorded in compliance with the Applicable Laws and Accounting Rules in all material respects.

6.20        Insurance. Schedule 6.20 of the Disclosure Schedules lists all insurance policies maintained by the Companies and sets forth the date of expiration of each such insurance policy. All of such insurance policies are in full force and effect and all premiums have been timely paid.

6.21        Powers of Attorney. Schedule 6.21 of the Disclosure Schedules sets forth a complete and correct list of all Persons holding a general or special power of attorney granted by the Companies, indicating for each power the grantee(s), the term and the powers granted thereunder.

6.22        Bank Accounts. Schedule 6.22 of the Disclosure Schedules sets forth a complete and correct list of all bank accounts of the Companies and all Persons authorized to sign or otherwise act with respect thereto.

6.23       Related-Party Transactions. Except as provided for in Schedule 6.23 of the Disclosure Schedules, neither the Sellers nor any of their employees, partners or relatives until the fourth degree (“Related Party”), or any corporation, partnership or other entity in which such Related Party is an officer, director or partner, or in which such Related Party has significant ownership interests or otherwise controls, is indebted to the Companies, nor are the Companies indebted (or committed to make loans or extend or guarantee credit) to any of them. None of such Persons has any direct or indirect ownership interest in any firm or corporation with which the Companies are affiliated or with which the Companies have a business relationship, or, except to the Remaining Shareholders, any firm or corporation that competes with the Companies, except that they may own stock in publicly traded companies that may compete with the Companies. No Related Party has a direct or indirect material financial interest in any contract with the Companies.

6.24        Anticorruption Practices. The Sellers, the Companies and each of the officers, directors, employees and agents have complied at all times, and are in compliance, in each case in all material respects with all applicable Anti-Corruption Laws, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” or “public agent” (as such terms are defined in the Anti-Corruption Laws) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the Anti-Corruption Laws. Neither the Companies nor its shareholders, officers, directors, employees or agents have given, offered, agreed or promised to give, or authorized the giving directly or indirectly, of any money or other thing of value to any Person as an inducement or reward for favorable action or forbearance from action or the exercise of influence.

6.25        Distribution of Profits. There are no unpaid amounts owed by Companies to the Sellers, such as dividends to be declared or distributed, or other pecuniary advantages (such as, for purposes of illustration, loans or interest on capital (juros sobre o capital).

6.26         Clients. In the last twelve (12) months prior to the Closing Date: (a) there has been no termination outside of the ordinary course of business of the Companies’ business relationship with their respective ten (10) largest customers, and (b) except in the ordinary course of business, there has been no material adverse change in the business relationship of the Companies with such customers. The Companies have not received any written notice from any of such customers making any claim for breach of contract or other liability.

6.27         No Agents. No fee or commission has been paid or needs to be paid by the Companies or any Person acting on their behalf to any broker, agent or intermediary for or on account of the transactions contemplated by this Agreement.

6.28        Corporate Books. The Companies’ respective corporate books and documents, including all books of minutes of meetings of shareholders, Board of Directors and Board of Officers are complete and accurate in all material respects and have been managed in such manner, including registering any of the same with the applicable governmental authority, as is required by Applicable Law.

6.29        Full Representation. None of the representations or warranties of the Companies contained in this Section 6, nor the information contained in the Disclosure Schedule referred to herein, when read together in their entirety, contains any untrue statement of a material fact, or omits to state a material fact herein or therein necessary to make the statements herein or therein not misleading in any material respect.

6.30        No Other Representations. The Companies specifically disclaim any representation and warranty other than those representations and warranties expressly made in Section 6 above, including any other statutory or implied representation and warranty or representation or warranty arising from any course of dealing, usage or trade practice.

6.31        Survival of Representations and Warranties. The representations and warranties of the Companies contained in this Section 6 shall survive the Closing Date and remain in effect for the Calculation Period, other than (i) the representations and warranties of the Companies contained in Section 6.13 of this Agreement, which shall survive for sixty (60) days counted as of the end of the applicable statute of limitation terms of the respective obligation under Applicable Laws, and (ii) the representations and warranties of the Companies contained in 6.1, 6.2, 6.3 and Section 6.5, which shall survive for indeterminate period of time, provided, however, in all instances that, with respect to any specific representation or warranty under which Buyer shall have made a claim for indemnification hereunder prior to the respective termination date in accordance with Section 9, such representation or warranty shall survive for the period of time, beyond such termination date, sufficient to resolve, completely and finally, the claim relating to such representation or warranty.

7.            Representations and Warranties of the Sellers.

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller, individually on their own behalf, and severally and not jointly with any other Seller, represent and warrant to Buyer as follows on the Closing Date:

7.1          No Breach. The execution, delivery and performance by such Seller of this Agreement and the consummation of the Transactions do not conflict with or result in any breach of any of the provisions of, nor constitute a default under (a) any agreement to which such Seller is bound, or (b) any Applicable Laws, or (c) any organizational documents of such Seller to the extent such Seller is a legal entity and not an individual.

7.2          Litigation. There is no action, suit, proceeding or investigation of any nature, including, but not limited to, of civil, tax, labor, regulatory, consumer or environmental natures claimed or unasserted against such Seller that questions the validity of this Agreement, or the right of such Seller to enter into this Agreement, or to consummate the Transactions, or that might result, either individually or in the aggregate, in any judgment against such Seller.

7.3          No Agents. No fee or commission has been paid or needs to be paid by such Seller or any Person acting on their behalf to any broker, agent or intermediary for or on account of the transactions contemplated by this Agreement.

7.4          No Other Representations. Such Seller specifically disclaims any representation and warranty other than those representations and warranties expressly made in Section 7 above, including any other statutory or implied representation and warranty or representation or warranty arising from any course of dealing, usage or trade practice.

8.            Representations and Warranties of Buyer.

As an inducement to the Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer represents and warrants to the Sellers as follows on this date:

8.1          Incorporation and Corporate Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the Federative Republic of Brazil.

8.2          Authorization; Enforceability. This Agreement is duly executed and delivered by, and constitutes a valid and binding obligation of the Buyer, enforceable in accordance with its terms. Neither the execution and performance of this Agreement, and of the other instruments contemplated herein, nor the consummation of the Transactions, violate or conflict with any Applicable Law, requires the consent by a Third Party, or constitute a breach of, violate or result in the breach or early termination of, or give rise to any penalty, right of termination or modification, or any other measure under, any contract or agreement to which the Buyer is party or by which the Buyer is bound, in each case whether with or without notice or lapse of time, or both.

8.3          No Breach. The execution, delivery and performance by Buyer of this Agreement and the consummation of the Transactions do not conflict with or result in or constitute (a) any breach of any of the provisions of any agreement to which Buyer is bound, (b) termination or acceleration under any agreement to which Buyer is bound, (c) any provisions of the By-Laws of the Buyer, or (d) any Applicable Laws.

8.4         Anticorruption Practices. The Buyer and each of the officers, directors, employees and agents have complied at all times, and are in compliance, with all applicable Anti-Corruption Laws, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” or “public agent” (as such terms are defined in the Anti-Corruption Laws) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the Anti-Corruption Laws. Neither the Buyer nor its shareholders, officers, directors, employees or agents have given, offered, agreed or promised to give, or authorized the giving directly or indirectly, of any money or other thing of value to any Person as an inducement or reward for favorable action or forbearance from action or the exercise of influence.

8.5          Financial Ability. The Buyer has the financial ability and resources to enter into this Agreement, pay the Purchase Price and to consummate the Transactions, under the terms and conditions provided for in this Agreement.

8.6          Full Representation. None of the representations or warranties of the Buyer contained in this Section 8, when read together in their entirety, contains any untrue statement of a material fact, or omits to state a material fact herein or therein necessary to make the statements herein or therein not misleading in any material respect.

8.7         Survival of Representations and Warranties. The representations and warranties of the Buyer contained in this Section 6 shall survive the Closing Date and remain in effect for the Calculation Period, other than the representations and warranties of the Buyer contained in Sections 8.1, 8.2 and 8.3 of this Agreement, which shall survive for indeterminate period of time; provided, however, in all instances that, with respect to any specific representation or warranty under which the Sellers shall have made a claim for indemnification hereunder prior to the respective termination date, such representation or warranty shall survive for the period of time, beyond such termination date, sufficient to resolve, completely and finally, the claim relating to such representation or warranty.

9.            Indemnification.

9.1          Indemnification by the Indemnifying Shareholders. Each of the Indemnifying Shareholders severally on a pro-rata basis in accordance with their respective Indemnification Pro-Rata Share, provided however that each Managing Shareholder shall be jointly and severally liable between the Managing Shareholders as to the Unpaid Obligations, agrees to indemnify in full the Buyer and the Companies and hold them and their Affiliates, employees, directors or representatives (collectively, the “Buyer Indemnified Parties”) harmless against any Buyer Losses, subject to the procedure described in Section 9 and 10 hereof. In case of any Buyer Losses, an indemnification corresponding to the amount of such Buyer Loss shall be paid to Buyer by the Indemnifying Shareholders, in immediately available funds, subject to the conditions and procedure described in Sections 9 and 10 and to the provisions of Sections 4, as applicable.

9.1.1              Limits of Indemnification by the Indemnifying Shareholders. The Parties agree that any indemnification possibly due under Section 9.1 or otherwise under this Agreement, shall be subject to the following limitations:

9.1.1.1            Indemnification Period. The indemnification obligation set forth in Section 9.1 shall survive until twenty-four (24) month anniversary of the Closing Date, except for (a) the indemnification obligation related to the breach of Taxes representation and warranty provided for in Section 6.13 of this Agreement and Other Companies’ Liabilities, which shall survive for sixty (60) days counted as of the end of the applicable statute of limitation terms of the respective obligation under Applicable Laws; and (b) the indemnification obligation related to the (i) Sellers’ Fundamental Representations and Warranties; and (ii) breach of Sellers’ covenants of this Agreement, which any indemnification obligation shall be valid and enforceable for indeterminate period of time.

9.1.1.2            Cap. The maximum aggregate amount of all Buyer Losses for which any Indemnifying Shareholder will be required to indemnify the Buyer Indemnified Parties due to the breach of the representations and warranties provided in Sections 6 and 7 of this Agreement and for Specified Buyer Losses shall be, collectively, limited to such Indemnifying Shareholder’s Indemnification Pro-Rata Share of the Aggregate Holdback Amount, except for (i) in the case of Managing Shareholders and Buyer Losses which represent Unpaid Obligations, and (ii) Buyer Losses related to breach of Sellers’ Fundamental Representations and Warranties, for which the maximum aggregate amount of all such Buyer Losses for which any Indemnifying Shareholder will be required to indemnify the Buyer Indemnified Parties shall be the portion of the Purchase Price actually received by such Indemnifying Shareholder. Notwithstanding anything else to the contrary in this Agreement, (i) except in the case of Buyer Losses which are withheld from the Aggregate Holdback Amount in accordance with Sections 4, 9 and 10 hereof, no Indemnifying Shareholder shall have any liability or indemnification obligation under this Agreement for a breach of a representation or warranty in Section 7 hereof by another Indemnifying Shareholder, or a breach of a covenant or other obligation hereunder by another Indemnifying Shareholder, and (ii) the maximum aggregate amount of all Buyer Losses for which an Indemnifying Shareholder will be required to indemnify the Buyer Indemnified Parties under this Agreement shall be limited to the portion of the Purchase Price actually received by such Indemnifying Shareholder, provided that, for the avoidance of doubt, (i) for any amount otherwise due and payable to an Indemnifying Shareholder by the Buyer hereunder, the Buyer shall be permitted to deduct and withhold from such amount any amount of indemnification payable to the Buyer by such Indemnifying Shareholder (without such Indemnifying Shareholder having to receive it first), and (ii) any amount so withheld shall be deemed to be “actually received” for purposes of the foregoing indemnification limit.

9.1.1.3          Basket. The Indemnifying Shareholders shall only be required to indemnify the Buyer Indemnified Parties pursuant to this Agreement for individual claims involving Buyer Losses indemnifiable hereunder which exceed the amount in Brazilian Reais equivalent to twenty thousand US dollars (USD $20,000.00), based on the then most recent PTAX rate issued by the Brazilian Central Bank (the “Basket Threshold”), in which case if the Basket Threshold is exceeded the full amount of the Buyer Losses for such individual claim will be due and payable, subject to the provisions of Section 9.1.1.4 below and the other limitations on indemnification in Section 9 of this Agreement; provided that in the event such Buyer Losses for an individual claim relate to a breach of Sellers’ Fundamental Representations and Warranties, the Basket Threshold shall not apply. For the avoidance of doubt, individual unrelated claims for indemnification of Buyer Losses in amounts less than Basket Threshold (“Nominal Claims”), will not be indemnifiable and will not count for any purpose in satisfying the Escrow Account Trigger Amount, in each case unless they relate to breach of Sellers’ Fundamental Representations and Warranties, and individual unrelated claims for indemnification in amounts more than the Basket Threshold or relating to breach of Sellers’ Fundamental Representations and Warranties will be indemnifiable from the first US dollar of the applicable Buyer Losses, subject to the other limitations in Section 9 of this Agreement.

9.1.1.4           Escrow. Subject to the limitations on indemnification in Section 9 of this Agreement, the Parties agree that the Escrow Amount shall be immediately used to pay any Buyer Losses incurred by Buyer and/or the Companies under this Agreement once the aggregate amount of such Buyer Losses indemnifiable hereunder (excluding Nominal Claims unrelated to a breach of Sellers’ Fundamental Representations and Warranties) is equal to or exceeds the amount in Brazilian Reais equivalent to two hundred and forty thousand US dollars (USD $240,000.00), based on the then most recent PTAX rate issued by the Brazilian Central Bank (“Escrow Account Trigger Amount”), except that Buyer Losses involving breach of Sellers’ Fundamental Representations and Warranties, shall not be subject to the Escrow Account Trigger Amount and may be immediately indemnified through the Escrow Amount. The Parties agree that in case the Escrow Account Trigger Amount is not reached after all Buyer Losses are identified and finally resolved under this Agreement, as long as there are no Unresolved Buyer Losses, such Buyer Losses shall be set off against the Escrow Amount, regardless of the Escrow Account Trigger Amount, and the outstanding balance of the Escrow Account shall be released to the Indemnifying Shareholders as provided in Sections 4.

9.1.2              Exclusive Remedy. Except with respect to inaccuracies in or breaches of any of the Sellers’ Fundamental Representations and Warranties and for Unpaid Obligations from the Managing Shareholders (in each case to which the limitations set forth in this Section 9.1.2 shall not apply), recourse by the Buyer Indemnified Parties to the Aggregate Holdback Amount, and as applicable after the twenty-four (24) month anniversary of the Closing Date, the Escrow Amount, shall be the Buyer Indemnified Parties’ sole and exclusive remedy under this Agreement for monetary Buyer Losses.

9.2       Indemnification by Buyer. Buyer agrees to indemnify in full the Sellers and hold them and their Affiliates, employees, directors and representatives, as applicable, harmless against any Sellers Losses, subject to the procedure described in Section 10 hereof. In case of any Sellers Losses, an indemnification corresponding to the amount of such Seller Loss shall be paid to the Sellers by the Buyer, in immediately available funds, subject to the procedure described in Section 10.

9.2.1              Limits of indemnification by the Buyer. The Parties agree that any indemnification possibly due under Section 9.2 shall survive until twenty-four (24) month anniversary of the Closing Date, except for breach of the representations and warranties granted by Buyer in Sections 8.1, 8.2 and 8.3 (“Buyer’s Fundamental Representations and Warranties”), which any indemnification obligation shall be valid and enforceable for indeterminate period of time.

9.3       Exclusive Remedy. Except for equitable remedies, from and after the Closing Date, the rights to indemnification, compensation and reimbursement set forth in this Section 9 shall be the sole and exclusive monetary remedy of the Indemnified Parties with respect to any Buyer Losses or breach of this Agreement by another Party hereto.

10.            Procedure for Indemnification.

10.1        Third Party Claims. In the event any Indemnified Party is made a defendant in or a party to a Third Party Claim, such Indemnified Party shall give the corresponding Indemnifying Party prompt notice thereof (but in no event later than the date after which one-third of the period of time provided under law to respond to such Third Party Claim has expired), together with the identification of the effective or potential Losses object of the claim and a copy of all materials presented by the Third Party claimant, as well as other documents necessary for the exact and complete valuation of the Loss. The failure to give such notice or the incompleteness of the documents necessary for the exact and complete valuation of the Loss shall not affect the Indemnified Party’s ability to seek reimbursement only to the extent such failure or incompleteness has materially and adversely affected the Indemnifying Party’s ability to defend successfully a Third Party Claim.

10.1.1            Defense by the Indemnified Party. The Indemnifying Parties shall decide and inform the Indemnified Party before two thirds (2/3) of the period available for defense in accordance with Applicable Law has elapsed, whether or not they will pay the amount in question immediately or if they will contest the Third Party Claim, on their account and risk, on behalf of the Companies or of the Indemnified Party, as applicable. Should the Indemnifying Parties decide to present defense of such Third Party Claim, the Indemnifying Parties shall employ counsel of their choice and the necessary powers for the defense shall be granted to said counsel and the same shall be provided with the documents and information required for the preparation of the defense or response of the plea. The Indemnified Party shall be entitled at any time, at its own cost and expense, to consult with and assist the Indemnifying Parties and their counsel in such contest and defense.

10.1.1.1          In case (i) the Indemnifying Parties do not notify the Indemnified Party about their option to present a defense to the Third Party Claim; or (ii) the Indemnifying Parties do not in fact assume the defense or pay the amount pleaded; or the Third Party Claim may result in a Encumbrance or freezing of any assets of the Companies, of the Indemnified Parties or any of their Affiliates, it shall be incumbent upon the Indemnified Party, at its sole discretion, to decide (a) whether to make immediate payment of the amount pleaded or (b) to conduct the defense. Any and all expenses and reasonable attorneys’ fees arising from the presentation of the defense or response to the plea shall constitute Contingencies Costs to borne exclusively and directly by such Indemnifying Parties (subject to the indemnification provisions of Section 9 and 10).

10.1.2            Payment of the Indemnification.  After the Third Party Claim is decided by a final unappealable decision of a court of law or arbitration panel, or in the event of a disbursement related to the Buyer Losses or Sellers’ Losses by the Indemnified Party related to the Third Party Claim, as the case may be, any eventual Buyer Losses or Sellers’ Losses resulting from such decision will be conclusively deemed a liability of the Indemnifying Party, and the Indemnifying Party shall pay the respective amount disbursed by the Indemnified Party, regardless of any conclusive decision to the Indemnified Party, in accordance with the provisions of Sections 4, 9 and 10, within thirty (30) days from its receipt of a notice of the Indemnified Party to that effect with evidence of payment in connection with the relevant Loss, in immediately available funds through deposit(s) into the bank account(s) indicated by the Indemnified Party in such notice.

10.2        Claims Among the Parties.  In the event of Buyer Losses or Sellers’ Losses that do not result from Third Party Claims but result from a claim presented by any Indemnified Party against an Indemnifying Party, the Indemnified Party shall deliver a notice of such claim to the Indemnifying Party. The notice shall contain an identification of the effective or potential Losses object of the claim, a copy of all materials related to the claim in the possession of the Indemnified Party and evidence related thereof. The Indemnifying Party shall respond to the notice within fifteen (15) days from its receipt of the notice to notify the Indemnified Party whether it will or not dispute the claim.

10.2.1            Agreement or Omission of the Indemnifying Party.  If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such notice or fails to notify the Indemnified Party within fifteen (15) days after receiving such notice, the Losses in the amount specified in the Indemnified Party’s notice will be conclusively deemed a liability of the Indemnifying Party and the Indemnifying Party must pay the amount of such Losses to the Indemnified Party within thirty (30) days from its receipt of a notice of the Indemnified Party to that effect, in immediately available funds through deposit into the bank account indicated by the Indemnified Party in such notice, subject to the other limitations and procedures for payment (or withholding by a Buyer Indemnified Party in the case of an Indemnifying Party who is an Indemnifying Shareholder) in Sections 4 and 9.

10.2.2            Dispute of the Claim by the Indemnifying Party.  In case the Indemnifying Party has timely decided to dispute the claim, representatives of the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such representatives within the following thirty (30) days, such dispute shall be resolved fully and finally by the dispute resolution provisions of Section 12.

10.3        Covenant to Mitigate Losses.  The Parties undertake to use commercially reasonable efforts in the event any Losses occur, as to mitigate in each case, to the extent reasonably possible, the amount of any Losses to be indemnified by any Indemnifying Party hereunder. No party shall be entitled to any payment more than once in respect with the same matter.

10.4        Indemnification Adjustments. The payment or reimbursement of the Losses shall consider all tax aspects of such Losses so that the Indemnified Party is put in a position as if it had not suffered the Loss, provided that for the avoidance of doubt, such tax aspects shall not, along, qualify a Loss as attributable to a breach of Section 6.13. The Parties further agree that Losses shall be net of (i) any recovery or benefit (including insurance and indemnification) payable to an Indemnified Party in connection with the facts giving rise to the right of indemnification and, if the indemnified party receives such recovery or benefit after receipt of payment from the Indemnifying Party, then the amount of such recovery or benefit, net of reasonable expenses incurred in obtaining such recovery or benefit, shall be reimbursed to the Indemnifying Party; and (ii) any Tax benefit available to and that can legally be used by an Indemnified Party or any of its Affiliates in connection with the accrual, incurrence or payment of any such Losses (accepted by applicable tax authorities), provided that the adhesion to such Tax benefit is beneficial to the Company, at the joint discretion of Buyer and the Shareholder Representative.

10.5        Penalty for Delay in Indemnify.  In cases where the Indemnifying Party fails to timely pay the indemnification owed to the Indemnified Party (excluding any payments that may and should be deducted from the Aggregate Holdback Amount or Escrow Amount by Buyer), the Indemnifying Party shall be subject to adjustment by the variation of [****], calculated from the due date until the date of effective payment, plus [****] interest, applied pro rata diem.

10.6        Attorneys. Each Party will have the right to appoint, at its own expense, its own attorneys to accompany and oversee the work that will be conducted by the attorneys appointed by the other Party.

10.7        Form of Defense. Under any and all circumstances, each Party shall take commercially reasonable steps to conduct its defense in such a manner as to not harm the public commercial reputation of the Parties on the market, and/or that negatively affect its capacity to conduct its business or any other businesses, or to avoid further adverse consequences to the businesses conducted by the other Parties.

10.8        Information. The Parties shall always provide the other Party with any and all information or materials in its control that are justifiably required by the requesting Party for the presentation of a defense against any Thirty Party Claim.

11.            Additional Obligations.

11.1        Confidentiality. Each of the Parties hereby agrees that all terms and conditions set forth in this Agreement and, and any other related document relating to the Company and to the Purchase and Sale Transaction, shall be kept by it in strict confidence and shall not be disclosed by it to any Third Parties, without the prior written approval of the other Parties (“Confidential Information”). Sellers hereby agree and undertake that all information disclosed to them in connection with the Companies, as shareholders of the Companies or as representatives of the Companies, belongs exclusively to the Companies and Sellers undertake to keep all such information confidential. The confidentiality obligation provided hereunder shall remain in full force and effect for the term of [*****] years as of the date hereof.

11.1.1          The limits on disclosure of Confidential Information provided for under this Agreement are not applicable when the Confidential Information (a) is, on the date hereof, in the public domain, or (b) is known to the receiving Party at the time it is disclosed, and was not obtained, directly or indirectly, from the disclosing Party or, to the knowledge of the disclosing Party, from Third Parties, subject to confidentiality obligations, or (c) becomes known to the general public after the date hereof, other than as a result of an act or omission on the part of the receiving Party, or (d) is disclosed by reason of compliance with a legal requirement and/or order by any governmental authority, provided that (i) the receiving Party promptly sends a written communication to the disclosing Party regarding the order or requirement it has received, and the disclosing Party undertakes to comply with the terms of any judicial protection the Buyer or disclosing Party may obtain, and (ii) the disclosure is limited to the minimum necessary to comply with the order or requirement. In addition to the foregoing, Buyer acknowledges and agrees that certain Sellers are required by applicable local laws, rules and regulations (such as Stock Exchange rules) to disclose certain information regarding the Transactions following the Closing Date, which disclosures shall be subject to the foregoing but which the Buyer agrees to use it commercial best efforts to agree and consent to.

11.1.2            The Parties shall not, without the Buyer’s and Sellers’ prior written consent, disclose information with respect to this Agreement or the transactions contemplated hereby, except to the information to be released to their respective employees, representatives, consultants and Affiliates.

11.2        Non-Compete. For a term of [*****] years counted as of the date of a Managing Shareholder’s termination of Services Agreement, such Managing Shareholder shall not, directly or indirectly, compete with the Business of the Companies, as it is conducted as of the Closing Date, or own, manage, operate, finance, administer, acquire control of, advice or participate in the ownership, management or control of, or be otherwise associated (whether as an administrator, advisor, agent, consultant, shareholder, partner, independent contractor or otherwise) with, or provide any kind of service, lend to or in any other manner invest in, any person carrying out the Business of the Companies, as it is conducted as of the Closing Date, in whole or in part, anywhere inside the Latin America and/or United States of America. The Managing Shareholders hereby acknowledge and agree that the Purchase Price includes adequate consideration for the non-compete obligation contained herein and that the restrictive covenants assumed by the Managing Shareholders under this Section 11.2 were a relevant component for the calculation of the Purchase Price and a fundamental inducement for Buyer to purchase the Shares, being provided that no additional compensation shall be due to the Managing Shareholder for the restrictive covenants undertaken herein. The Managing Shareholders agree to specifically advise their future employers, as applicable, about the prohibitions contained in this Section. Each Managing Shareholder undertaking the obligation of this Section 11.2 shall only be responsible for the non-compliance of its respective obligations.

11.3        Non-Solicitation. For a term of [*****] years counted as of the date of a Managing Shareholder’s termination of Services Agreement, such Managing Shareholder shall not: (i) induce or attempt to induce any Employee of the Companies or entice any such Employee to terminate his or her employment with the Companies; (ii) in any way interfere with the relationship between the Companies and any of its Employees; (iii) employ or otherwise engage as an employee, independent contractor or other service provider any Employee of the Companies; or (iv) induce or attempt to induce any potential or actual customer or supplier, licensee, consultant, contractor or other person to cease doing business with the Companies, or to reduce or otherwise alter the terms upon which such person does business with the Companies, or in any way interfere with the relationship between any such customer, supplier, licensee, consultant or other business entity and the Companies.

11.4        Injunction. The Managing Shareholders, as applicable, acknowledge that damages alone could not be adequate to compensate the Buyer and/or Companies for any breach by each of the Managing Shareholders, as applicable, of Sections 11.1, 11.2 and 11.3 and agree, without limiting any indemnification right pursuant to the terms hereof and fine provided in Section 11.5 below, that the Buyer and/or Companies are entitled to seek an injunction against the relevant party if any of the Managing Shareholders, as applicable, is in breach or threaten to breach or if Buyer and/or the Companies reasonably believe that the Managing Shareholders will breach the provisions of Sections 11.1, 11.2 and 11.3.

11.5        Tax Matter.

11.5.1            Buyer-Prepared Tax Returns. Buyer shall prepare, approve and/or file, all Tax Returns for the Companies for all periods ending on or prior to the Closing Date (a “pre-Closing Period”) that are required to be filed after the Closing Date. For any Tax Return for which an Indemnifying Shareholder may reasonably have an indemnity obligation, including any Tax Return involving a pre-Closing Period in full or in part, Buyer shall provide the Shareholder Representative copies of draft Tax Returns for review no later than 30 (thirty) days before the due date (with extensions) thereof. If the Shareholder Representative does not provide the Buyer with a written description of the items in the Tax Returns or the tax statement that the Shareholder Representative intends to dispute within fifteen (15) Business Days following the delivery to the Shareholder Representative of such documents, the Shareholder Representative shall be deemed to have accepted and agreed to such documents in the form provided, and the Buyer shall thereafter cause all such Tax Returns to be timely filed. The Buyer shall not make any changes to such Tax Returns without the prior written approval of Shareholder Representative (which approval may not be unreasonably withheld, conditioned, or delayed). Buyer shall defend, indemnify and hold harmless the Sellers for any losses Sellers may suffer or incur for the Buyer’s failure exclusively with regards to timely file such Tax Returns, except if such failure occurred due to Seller’s fault pursuant to provisions of this Section 11.6.1. The Buyer and the Shareholder Representative agree to timely consult with each other and to negotiate in good faith any timely-raised issue arising as a result of the review of such Tax Returns to permit the filing of such Tax Returns as promptly as possible, which good faith negotiations shall include each side exchanging in writing their positions concerning the matter(s) in dispute and a meeting to discuss their respective positions. In the event Buyer and Shareholder Representative are unable to resolve any dispute within ten (10) Business Days following the delivery of written notice by the Shareholder Representative of such dispute, the Shareholder Representative or Buyer may require that they mutually engage and submit such dispute to, and the same shall be finally resolved in accordance with the provisions of this Agreement by Appraiser mutually agreed to by the Shareholder Representative and Buyer (the accounting firm ultimately chosen, the “Accounting Referee”), and they shall jointly request the Accounting Referee to resolve any issue in dispute at least ten (10) Business Days before the due date of such Tax Return, in order that such Tax Return may be timely filed. The Accounting Referee shall make a determination with respect to any disputed issue within five (5) Business Days before the due date (including extensions) for the filing of the Tax Return in question, and the Buyer shall cause the applicable Companies to file such Tax Return on the due date (including extensions) therefor in a manner consistent with the determination of the Accounting Referee. The determination of the Accounting Referee shall be binding; provided, however, that any such determination shall be limited to the resolution of issues in dispute. The fees and disbursements of the Accounting Referee shall be borne by the party (i.e., the Indemnifying Shareholders in accordance with their Indemnification Pro-Rata Share, on the one hand, and the Buyer, on the other hand), that assigned amounts to items in dispute that were, on a net basis, furthest in amount from the amount finally determined by the Accounting Referee, or equally, in the event the Parties’ assigned amounts were, on a net basis, equally far from the amount finally determined by the Accounting Referee. The Indemnifying Shareholders will be liable for paying Tax Liabilities shown as due and owing on all such Tax Returns which represent Buyer Losses, in accordance with Sections 4, 9 and 10 hereof.

11.5.2            Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall cause to be prepared and filed any Tax Returns of the Companies for Tax periods that begin before the Closing Date and end after the Closing Date. Buyer shall provide Shareholder Representative with summary calculations and results which shall appear in such Tax Returns for Shareholder Representative’s review and approval at least thirty (30) days prior to the due date for filing the Tax Returns which shall include such information, and Buyer will incorporate any reasonable and lawful comments thereto.

11.5.3            Straddle Period Taxes. For purposes of this Section 11.6, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Taxes that relates to the portion of such Tax period ending on the Closing Date shall (A) in the case of any Taxes other than Taxes based upon or related to income, disbursements (including payroll) or receipts, be deemed to be the amount of such Taxes for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on and including the Closing Date, and the denominator of which is the number of days in the entire Tax period; and (B) in the case of any Taxes based upon or related to income, disbursements (including payroll) or receipts, be deemed equal to the amount that would be payable if the relevant Tax period ended on the Closing Date, using the “closing of the books” method of accounting, and in a manner consistent with the Closing Balance Sheet.

11.5.4            Tax Proceedings. If an audit, investigation or similar proceeding with respect to any Tax matter related to the Companies shall be commenced, or a claim shall be made, by any governmental authority, with respect to (i) any taxable period ending on or before the Closing Date or any taxable period beginning on or before and ending after the Closing Date or (ii) Taxes for which Indemnifying Shareholders may be liable pursuant to this Agreement, then Buyer shall, or shall cause the Companies to, promptly notify Shareholder Representative in writing of such audit, investigation or similar proceeding or claim (a “Tax Proceeding”), provided that the failure to provide such notice shall not release the Buyer Indemnified Parties’ right to indemnification except to the extent that the Indemnifying Shareholders are materially prejudiced by such failure. The Indemnifying Shareholders shall have the primary right, at their sole expense, to contest any Tax Proceeding relating to (i) a taxable period ending on or before the Closing Date or any taxable period beginning on or before and ending after the Closing Date or (ii) Taxes for which Indemnifying Shareholders may be liable pursuant to this Agreement; and Buyer shall have the primary right to contest all other such Tax Proceedings (the party controlling such Tax Proceeding hereinafter referred to as the “Controlling Party”). The Controlling Party shall have discretion and authority to pay, settle or compromise any such Tax Proceeding (including selection of counsel, the pursuit or waiver of any administrative proceeding or the right to pay the Tax and sue for a refund or contest the Tax Proceeding in any permissible manner); provided, however, that (i) Buyer or Indemnifying Shareholders, as applicable (the “Non-Controlling Party”) (or their advisors or representatives), may fully participate at the Non-Controlling Party’s expense in the Tax Proceeding and (ii) the Controlling Party shall not settle any Tax Proceeding in a manner that would materially and adversely affect the Non-Controlling Party without the prior written consent of the Non-Controlling Party, which consent shall not be unreasonably withheld, conditioned or delayed. The Controlling Party shall keep the Non-Controlling Party timely informed with respect to the commencement, status and nature of any Tax Proceeding. Upon the conclusion of any Tax Proceeding in accordance with the foregoing, whether by way of settlement or otherwise, Buyer shall cause the Companies to execute any and all agreements, instruments or other documents that are necessary or appropriate to conclude such Tax Proceeding. The Controlling Party shall take any necessary measures to prevent that any debts discussed in the Tax Proceedings prevent the Indemnified Party from obtaining clearance certificates (or positive certificates equivalent to clearance) during the course of the Tax Proceedings. To the extent this Section 11.6.5 conflicts with any other Section of this Agreement, this Section 11.6.5 shall control.

11.5.5            Tax Treatment of Payments. Any payments pursuant to this Agreement shall be treated by the parties hereto, for Tax purposes, as an adjustment to the Purchase Price, except as otherwise required by Applicable Law.

11.6        Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney-Client Privilege. Buyer waives and shall not assert, and agrees to cause its Affiliates (including, after the Closing, the Companies) to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of any of the Sellers, or any of their Affiliates or any shareholder, officer, employee or director of the Companies or any of their Affiliates (any such Person, a “Designated Person”) in any matter involving this Agreement, the Transactions or the agreements referenced herein, by Wilmer Cutler Pickering Hale and Dorr LLP and Franco Advogados, both legal counsel currently representing the Companies in connection with the Transactions (the “Current Representation”). Buyer agrees, and Companies, to not use any materials that constitute attorney-client privileged communications solely to the extent inherited as a result of the Transactions between Wilmer Cutler Pickering Hale and Dorr LLP and or Franco Advogados, both legal counsel to the Companies, and any Designated Person occurring during the Current Representation prior to the Closing Date solely to the extent related to the negotiation, execution and delivery of this Agreement, the Transactions or the agreements referenced herein, against the Designated Persons and the Shareholder Representative to the detriment of the Designated Persons and the Shareholder Representative in connection with a dispute between the Designated Persons and the Shareholder Representative, on the one hand, and Buyer or any of its Affiliates, and following the Closing, the Companies, on the other hand.

11.7        Shareholder Representative.

11.7.1            At the Closing, Miguel shall be constituted and appointed as the Shareholder Representative. The Shareholder Representative shall be the exclusive representative, agent and attorney-in-fact for and on behalf of the Sellers to: (i) give and receive notices, instructions and communications permitted or required under this Agreement, or any other agreement, document or instrument entered into or executed in connection with the Transactions, for and on behalf of any Seller, to or from Buyer (on behalf of itself or any other Seller) relating to this Agreement or any of the Transactions and any other matters contemplated by this Agreement or by such other agreement, document or instrument (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by a Seller individually), (ii)  review, negotiate and agree to and authorize Buyer to reclaim an amount from the Aggregate Holdback Amount and Escrow Amount in satisfaction of claims asserted by Buyer (on behalf of itself or any other Buyer Indemnified Party, including by not objecting to such claims) pursuant to Sections 4, 9 and 10, (iii) object to such claims pursuant to Section 10, (iv) consent or agree to, negotiate, enter into, or, if applicable, contest, prosecute or defend, settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims, resolve any such claims, take any actions in connection with the resolution of any dispute relating hereto or to the Transactions by arbitration, settlement or otherwise, and take or forego any or all actions permitted or required of any Indemnifying Shareholder or necessary in the judgment of the Shareholder Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement, (v) consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Indemnifying Shareholders, (vi) consent or agree to, including the execution and delivery of, any amendment to this Agreement or to waive any terms and conditions of this Agreement providing rights or benefits to the Sellers in accordance with the terms hereof and in the manner provided herein, (vii) pursuant to Section 2 and 3, review, negotiate, object to, accept or agree to Buyer’s calculation of Purchase Price (including any portion thereof such as an Earn-out Payment and any Purchase Price Adjustment); and (viii) take all actions necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. Zenvia and its Affiliates (including after the Closing, the Companies) shall be entitled to rely on the appointment of Miguel as initial the Shareholder Representative and treat such Shareholder Representative as the duly appointed attorney-in-fact of each Seller and as having the duties, power and authority provided for in this Section 11.8. The Sellers shall be bound by all actions taken and documents executed by the Shareholder Representative in connection with this Section 11.8, and Buyer and other Buyer Indemnified Parties shall be entitled to rely exclusively on any action or decision of the Shareholder Representative. The Person serving as the Shareholder Representative may resign, or be removed or replaced at any time by the Seller’s holding more than fifty percent (50%) of the Seller Pro-Rata Share as of immediately prior to the effective time of the Closing, provided that if such Person resigns from its position as the Shareholder Representative, then a successor may be appointed, by the Seller’s holding more than fifty percent (50%) of the Seller Pro-Rata Share as of immediately prior to the effective time of the Closing, upon not less than 10 days’ prior written notice to Buyer.

11.7.2            The Shareholder Representative shall not be liable to any Seller for any act done or omitted hereunder as the Shareholder Representative while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct. The Shareholder Representative shall serve as the Shareholder Representative without compensation; provided that the Sellers shall severally but not jointly, on a pro-rata basis (i) in accordance with such Seller’s Seller Pro-Rata Share in the case of matters not related to indemnification matters hereunder, and (ii) in accordance with such Seller’s Indemnification Pro-Rata Share in the case of matters related to indemnification matters hereunder, indemnify the Shareholder Representative and hold him/her/it harmless against any loss, Liability or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Shareholder Representative and arising out of, resulting from or in connection with the acceptance or administration of his duties hereunder, including without limitation all reasonable out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Shareholder Representative (collectively, the “Shareholder Representative Expenses”). If not paid directly to the Shareholder Representative by the Sellers, such losses, Liabilities or expenses may be recovered by the Shareholder Representative from (i) the funds in the Expense Fund Amount and (ii) in the case of Shareholder Representative Expenses related to indemnification matters hereunder, the portion of the Aggregate Holdback Amount or Escrow Account otherwise distributable to the Indemnifying Shareholders (and not distributed or distributable to a Buyer Indemnified Party or subject to a Resolved Claim or an Unresolved Claim) on or after the applicable date of release and payment of such amounts by Buyer to the Indemnifying Shareholders pursuant to the terms hereof, at the time of distribution, and such recovery will be made from the Sellers according to their respective Seller Pro-Rata Shares or Indemnification Pro-Rata Share (depending on whether such matters do not relate, or relate, to indemnification matters hereunder, respectively) of such losses, Liabilities or expenses; provided, that while this section allows the Shareholder Representative to be paid from the aforementioned sources of funds, this does not relieve the Sellers from their obligation to promptly pay such Shareholder Representative Expenses as they are suffered or incurred, nor does it prevent the Shareholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Shareholder Representative be required to advance its own funds on behalf of the Sellers or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of the indemnifying Shareholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Shareholder Representative under this Section. The foregoing indemnities will survive the Closing, the resignation or removal of the Shareholder Representative or the termination of this Agreement.

11.7.3            The Buyer shall not, in any circumstance, be liable for any acts or omissions of the Shareholders Representative related to the Sellers, including, but not limited to, with regards to any conflict or dispute between the Shareholders Representative and the Sellers in relation to the content and conditions of this Agreement. The Sellers agree that the appointment of the Shareholders’ Representative pursuant to his duties mentioned in Section 11.8.1 shall not, in any circumstance, be considered as the Sellers have not reviewed, negotiated or agreed with any provision contained in this Agreement and, as such, the Sellers shall not be exempted from complying with any obligation applicable to the Sellers under this Agreement due to the appointment of the Shareholders’ Representative.

11.7.4            Upon the Closing, Buyer will wire to the Shareholder Representative the Expense Fund Amount, which will be used for the purposes of paying directly, or reimbursing the Shareholder Representative for, any Shareholder Representative Expenses incurred pursuant to this Agreement and any other agreement, document or instrument entered into or executed in connection with the Transactions. The Shareholder Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund Amount other than as a result of its gross negligence or willful misconduct. The Shareholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund Amount, and has no tax reporting or income distribution obligations. The Sellers will not receive any interest or earnings on the Expense Fund Amount and irrevocably transfer and assign to the Shareholder Representative any ownership right that they may otherwise have had in any such interest or earnings. As soon as practicable following the earlier of (i) the twenty-four (24) month anniversary of the Closing Date, and (ii) the completion of the Shareholder Representative’s responsibilities, the Shareholder Representative will deliver any remaining balance of the Expense Fund Amount to the Indemnifying Shareholders in accordance with their Indemnification Pro-Rata Share thereof. For tax purposes, the Expense Fund Amount will be treated as having been received and voluntarily set aside by the Indemnifying Shareholders at the time of Closing.

11.8       After the Closing, any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Shareholder Representative that is within the scope of the Shareholder Representative’s authority under Section 11.8(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Seller’s and shall be final, binding and conclusive upon each such Seller; and each Buyer Indemnified Party shall be entitled to rely exclusively upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Seller.

11.9       Termination of Agreements. The Company and Sellers hereby agree that Investors’ Right Agreement, Voting Agreement, Right of First Refusal and Co-Sale Agreement and the Company’s Stock Incentive Plan, in each case as amended to date and to which any Seller is a party, are each hereby terminated in full and shall have no further force or effect.

12.           Dispute Resolution.

12.1       Submission to Arbitration. Any dispute among the Parties directly or indirectly related to this Agreement which may not be amicably resolved by the Parties shall be submitted to arbitration, in accordance with Law 9,307 of 1996, as amended, by the Arbitration Center of Câmara de Comércio Brasil-Canadá (“Arbitration Center”), which is hereby elected to conduct the arbitration procedure. The arbitration shall be conducted in São Paulo-SP and shall follow the rules of the Arbitration Center.

12.2       Arbitration Procedure. The arbitration decision shall be granted by three (3) arbitrators. Each Party shall appoint one arbitrator and such appointed arbitrators shall select the third arbitrator, who shall act as the President of the arbitration panel. Such appointments shall be made within the terms and in accordance with the rules of the Arbitration Center and any arbitrator not appointed within such terms will be appointed by the President of the Arbitration Center. The arbitration will be conducted in Portuguese. Documentary evidence may be submitted in English or in Portuguese. A translation into Portuguese will not be necessary in respect of any documentary evidence not written in Portuguese.

12.3       Costs of the Arbitration. All costs and expenses of the arbitration procedure, including the arbitrators’ fees, will be paid by the non-prevailing Party. In case the arbitration award benefits both Parties, such costs and expenses will be paid in the proportion determined in said award.

12.4       Exclusive Remedy, Except for Injunctive or Other Provisional Relief. The dispute resolution procedures specified in this Section 10 shall be the sole and exclusive procedures for the resolution of disputes between the Parties arising out of or relating to this Agreement; provided, however, that either Party may seek preliminary injunctions or other provisional judicial relief which may be necessary in the case of absolute and urgent necessity, or for the compulsory installation of the arbitration procedure. In such cases, the injunction or relief shall be sought exclusively in the State Courts of the District of São Paulo, State of São Paulo, Brazil, with express waiver of any other, no matter how privileged. Even in instances where a provisional judicial relief has been obtained, the merits of the matter in dispute will always be decided through the arbitration procedure.

12.5       Parties in Arbitration. For purposes of this Section, there will be always only two parties to an arbitration. In cases where more than two Parties are involved in the procedure, each Party shall join one or more of the other Parties, as determined by their common interests, for purposes of appointing arbitrators and conducting the arbitration procedure.

13.           Miscellaneous.

13.1       Taxes and Expenses. Each Party shall pay all Taxes imposed on it/him and its/his own expenses (including fees of financial advisors, attorneys and accountants) arising out of or in connection with the negotiation of this Agreement, the performance of its/his/her respective obligations hereunder, and the consummation of the transactions contemplated by this Agreement (whether consummated or not).

13.2       Amendment and Waiver. This Agreement may not be amended or waived except by a written agreement executed by the Buyer and the Shareholder Representative.

13.3       Notices. Notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and shall be sent by letter with delivery receipt requested or by e-mail with return receipt requested. The notifications, consents, requests, and/or other notices shall be sent to the following numbers, e-mails, and addresses, which may be amended at any time by each party upon written notice to the other Parties:

If to a Seller: to the address set forth on Exhibit 13.3(a) for such Seller.

If to the Companies:

Name: Miguel Ángel Morkin
Address: [XXXXX]
Telephone: [XXXXX]
E-mail: [XXXXX]

And by copy to (it being certain that receipt of notice by said recipient is only for information purposes, and shall not be considered for notification purposes):

Wilmer Cutler Pickering Hale and Dorr LLP

[XXXXX]

If to the Shareholder Representative:

Name: Miguel Ángel Morkin
Address: [XXXXX]
Telephone: [XXXXX]
E-mail: [XXXXX]

And by copy to (it being certain that receipt of notice by said recipient is only for information purposes, and shall not be considered for notification purposes):

Wilmer Cutler Pickering Hale and Dorr LLP

[XXXXX]

If to Buyer:

Name: Cassio Bobsin Machado / Renato Friedrich
Address: Avenida Dr. Nilo Peçanha, 2.900, 14º andar, Chácara das Pedras, Porto Alegre-RS, Brazil
Telephone: [XXXXX]
E-mail: [XXXXX]

And by copy to (it being certain that receipt of notice by said recipient is only for information purposes, and shall not be considered for notification purposes):

KLA Advogados

[XXXXX]

13.4         Binding Effect and Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either Party hereto without the prior written consent of the other Parties.

13.5        Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Laws, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Laws, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13.6        Entire Agreement. This Agreement and its Exhibits and the other documents referred to herein contain the complete agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way, including the Binding Offer, which Binding Offer the Parties hereby acknowledge and agree is terminated with no further force or effect as of the Closing Date, notwithstanding anything to the contrary in the Binding Offer.

13.7        Covid-19. The Parties agree that the Covid-19 pandemic and its related economic, social, political or any other effects shall not constitute any hypothesis or inference of a material adverse effect, force majeure, act or God and/or any other waiver or amendment of any term, covenant or obligation under this Agreement.

13.8        IPO. The Sellers shall severally (and not jointly), covenant and undertake to use all their reasonable endeavors to provide any financial or legal information related to this Purchase and Sale Transaction, which may be reasonably required by the Buyer or other advisors hired by the Buyer, with respect to requirements, whether prior or not, of any securities commission (including the Securities and Exchange Commission) or equivalent regulatory authority in Brazil or in the United States, in connection with the conversion of the Buyer into a public held company by an initial public offer.

13.9        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Federative Republic of Brazil.

13.10       Language. This Agreement shall be executed and signed in English.

13.11      Electronic Signatures. The Parties agree that this Agreement shall be electronically signed and that the signatures, once performed by means of a reliable and secure platform of electronic signatures (e.g. Docusign, Certisign and Clicksign) shall be considered as valid signatures, being this Agreement and its Exhibits, subject to its terms and conditions, as applicable, considered as enforceable, valid an in force between the Parties, in accordance with the laws of the Federative Republic of Brazil.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have executed the electronic counterpart of the Share Purchase and Sale Agreement of Rodati Motors Corporation, Rodati Motors Central de Informações de Veículos Automotores Ltda., Rodati Services S.A. and Rodati Servicios, S.A. DE C.V. on the date below, in the presence of the witnesses below.

July 24, 2020

SELLERS:

Managing Shareholders:

/s/ Miguel Ángel Morkin
Miguel Ángel Morkin

/s/ Julián Bender
Julián Bender

/s/ Ezequiel Sculli
Julián Bender

/s/ Lautaro Schiaffino
Julián Bender

[Signature Page to Share Purchase and Sale Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed the electronic counterpart of the Share Purchase and Sale Agreement of Rodati Motors Corporation, Rodati Motors Central de Informações de Veículos Automotores Ltda., Rodati Services S.A. and Rodati Servicios, S.A. DE C.V. on the date below, in the presence of the witnesses below.

July 24, 2020

Remaining Shareholders:

/s/ Andres Von Buch
Andres Von Buch

/s/ Ariel Pfeffer
Ariel Pfeffer
/s/ Luis Said Rajme Lopez (Trustee Officer)
/s/ Talina Ximena Mora Rojas (Trustee Delegate)
Banco Invex, S.A., Institución de Banca Mútiple, Invex Grupo Financeiro as Trustee of Irrevocable Trust F/2839, Designated Dalus Mexico II

/s/ Gonzalo Costa (Director)
Certo S.A.

/s/ Christopher Tatum
Christopher Tatum

/s/ Diego Pablo Serebrisky Solano (Managing Partner)
Dalus Capital Fund II LP

/s/ Diego Pablo Serebrisky Solano (Legal Representative)
DS Patrimonio, S.A. de C.V.

/s/ Patricio Martinelli (Director)
Escada International LTD.

/s/ Federico Braun
Federico Braun

/s/ Gonzalo Costa (Director)
Fideicomiso NXTP Fondo II

[Signature Page to Share Purchase and Sale Agreement]

/s/ Federico Tomasevich (Director)
Jurwen S.A.

/s/ Mariano Javier Pappalardo
Mariano Javier Pappalardo

/s/ Gonzalo Costa (Director)
NXTP Fund II, L.P.

/s/ Rogelio de los Santos Calderon (Legal Representative)
Patrimonio Saco, S.A.P.I. de C.V.

/s/ Pedro Maggi (Attorney in fact)
Pitake Overseas Corp

/s/ Facundo Carlos Vasquez (President)
Poincenot Technology Studio S.A.

/s/ Javier D’Alessandro (Power of attorney)
Puerto Rondon S.A.

/s/ Santiago Soldati
Santiago Soldati

/s/ Sasson Isaac Attie Katran
Sasson Isaac Attie Katran

/s/ Saul Chrem
Saul Chrem

/s/ Jose Ortiz Masllorens (Power of attorney)
/s/ Federico Sandler Alvarez
Tech Fund S.R.L.

/s/ Gerardo Waisburg (Director)
W Ventures LTD

/s/ Santiago Bilinkis (Manager)
Quasar Ventures, LLC

2

IN WITNESS WHEREOF, the Parties hereto have executed the electronic counterpart of the Share Purchase and Sale Agreement of Rodati Motors Corporation, Rodati Motors Central de Informações de Veículos Automotores Ltda., Rodati Services S.A. and Rodati Servicios, S.A. DE C.V. on the date below, in the presence of the witnesses below.

July 24, 2020

Other Employees:

/s/ Lucia Micaela Petrelli
Lucia Micaela Petrelli

/s/ Ramiro Moyano
Ramiro Moyano

/s/ Santiago Nogueira
Santiago Nogueira

/s/ Mathias Viel
Mathias Viel

/s/ Mathias Demian Efron
Mathias Demian Efron

/s/ Pablo Ois Lagarde
Pablo Ois Lagarde

/s/Demian Brener
Demian Brener

/s/ Juan Garre
Juan Garre

/s/ Leandro D’Onofrio
Leandro D’Onofrio

/s/ Francisco Mendes
Francisco Mendes

/s/ Juan Martitegui
Juan Martitegui

/s/Claudio Marrero
Claudio Marrero

[Signature Page to Share Purchase and Sale Agreement]

/s/ Juan Martin Pagella
Juan Martin Pagella

/s/ Luciano Ganga Carabante
Luciano Ganga Carabante

/s/ Juan Gesino
Juan Gesino

/s/ Tomas Battolla
Tomas Battolla

/s/ Facundo Quinteros
Facundo Quinteros

/s/ Agustin Bender
Agustin Bender

/s/ Andres Bruzzoni
Andres Bruzzoni

/s/ Pablo Leandro Martel
Pablo Leandro Martel

/s/ Ignacio Carioggia
Ignacio Carioggia

/s/ Jonathan Ruiz
Jonathan Ruiz

/s/ Adrian Ferre
Adrian Ferre

/s/ Tomas Celichini
Tomas Celichini

/s/ Nahuel Gomez
Nahuel Gomez

/s/ Celeste Martins
Celeste Martins

/s/ Alejandra Canas
Alejandra Canas

2

/s/ Paola Avilan Socolovich
Paola Avilan Socolovich

/s/ Jessica Costa
Jessica Costa

/s/ Ariel Eiberman
Ariel Eiberman

/s/ Luciano Paci
Luciano Paci

/s/ Magali de Sousa Candeias
Magali de Sousa Candeias

/s/ Luis Carias Toscano
Luis Carias Toscano

3

IN WITNESS WHEREOF, the Parties hereto have executed the electronic counterpart of the Share Purchase and Sale Agreement of Rodati Motors Corporation, Rodati Motors Central de Informações de Veículos Automotores Ltda., Rodati Services S.A. and Rodati Servicios, S.A. DE C.V. on the date below, in the presence of the witnesses below.

July 24, 2020

Buyer:

/s/ Cassio Bobsin (CEO)

/s/ Renato Friedrich (CEO)

/s/ Osmair Souza (Approval)

Zenvia Mobile Serviços Digitais S.A.

[Signature Page to Share Purchase and Sale Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed the electronic counterpart of the Share Purchase and Sale Agreement of Rodati Motors Corporation, Rodati Motors Central de Informações de Veículos Automotores Ltda., Rodati Services S.A. and Rodati Servicios, S.A. DE C.V. on the date below, in the presence of the witnesses below.

July 24, 2020

Shareholder Representative:

/s/ Miguel Ángel Morkin
Miguel Ángel Morkin

[Signature Page to Share Purchase and Sale Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed the electronic counterpart of the Share Purchase and Sale Agreement of Rodati Motors Corporation, Rodati Motors Central de Informações de Veículos Automotores Ltda., Rodati Services S.A. and Rodati Servicios, S.A. DE C.V. on the date below, in the presence of the witnesses below.

July 24, 2020

Companies:

/s/ Miguel Ángel Morkin (CEO)
Rodati Motors Corporation

/s/ Julian Bender (Administrator)
Rodati Motors Central DE Informações DE Veículos Automotores Ltda.

/s/ Julian Bender (President)
Rodati Services S.A.

/s/ Julian Bender (Chairman of the board)
Rodati Servicios, S.A. de C.V.

[Signature Page to Share Purchase and Sale Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed the electronic counterpart of the Share Purchase and Sale Agreement of Rodati Motors Corporation, Rodati Motors Central de Informações de Veículos Automotores Ltda., Rodati Services S.A. and Rodati Servicios, S.A. DE C.V. on the date below, in the presence of the witnesses below.

July 24, 2020

Witnesses:

1.	/s/ Alina Alvarez	2.	/s/ Adrian Schiaffino
Name: Alina Alvarez		Name: Adrian Schiaffino
ID: Italy Passport Number: [XXXXX]		ID: Argentina Passport Number: [XXXXX]